Exhibit 2.2

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement is dated as of November 30, 2005 (this “Amendment”), between Agilent Technologies, Inc., a Delaware corporation, and Avago Technologies Limited (f/k/a Argos Acquisition Pte. Ltd.), a company organized under the laws of Singapore (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties have previously entered into an asset purchase agreement dated as of August 14, 2005 (the “Signing Date” and such asset purchase agreement, the “Purchase Agreement”);

WHEREAS, the Purchase Agreement provides that the parties thereto may amend such agreement at any time by written agreement of each party thereto;

WHEREAS, capitalized terms not defined in this Amendment have the respective meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Parties now mutually desire to amend the Purchase Agreement as set forth herein to, among other things, reflect certain agreements of the Parties with respect to the determination of the Purchase Price, certain real estate matters, certain exhibits, definitions and other matters, and relating to matters set forth in the letter agreement between the Parties dated November 18, 2005 (the “Letter Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.1 Exhibit J to the Purchase Agreement

Exhibit J to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 1 hereto.

1.2 Schedule 1 to the Purchase Agreement

Schedule 1 to the Purchase Agreement referred to in the definition of Transferred Business Intellectual Property is hereby amended and restated in its entirety to read as set forth in Schedule 2 hereto. The Parties hereby acknowledge and agree that the Parties anticipate additional Patents will be added to such Schedule 1 after the Closing Date in accordance with the same allocation principles agreed upon for the Patents currently listed on Schedule 1. The Parties agree to work together in good faith in order to finalize the list of Patents set forth on such Schedule 1 as promptly as practicable, including transferring all applicable invention disclosures and any Patents that have been left off Schedule 1 while title and other issues are resolved. Any Patents remaining in dispute after good faith expedited negotiations will be resolved in accordance with Section 11.1 of the Purchase Agreement.

1.3 Schedule 4 to the Purchase Agreement

Schedule 4 to the Purchase Agreement, referred to in the definition of Labs Employees and Project Specific Labs Technology, among others, is hereby amended and restated in its entirety to read as set forth in Schedule 3 hereto. Seller agrees that it will pay all reasonable fees and expenses incurred in connection with the relocation and set-up of assets described therein and located at the site known to the parties as “Deer Creek” up to a maximum amount of $850,000. Purchaser agrees that it will be responsible for any other such fees and expenses in excess of such amount incurred in connection therewith. The Parties agree that Purchaser shall manage the relocation and set-up of such assets.

1.4 Exhibit L to the Purchase Agreement

Exhibit L to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 4 hereto.

1.5 Delayed Closing in Specified Country

(a) The Parties acknowledge and agree that notwithstanding the provisions of the Purchase Agreement, including without limitation Sections 2.1, 6.6 and 6.7, the transfer and conveyance to Purchaser’s Affiliate in India of the Purchased Assets, Transferred Intellectual Property and Transferred Intellectual Property Rights located in India (the “Delayed Closing”) and the employment by Purchaser’s Affiliate of Transferred Employees in India, Japan and China will not occur on the Closing Date and will instead be consummated as soon as practicable thereafter (the dates of such consummation, a “Delayed Closing Date”), and no breach or default of the Purchase Agreement will be deemed to have occurred as a result of not transferring such assets or employing such Transferred Employees at the Closing. In addition, the transfer and conveyance to Purchaser’s Affiliate in China of the Purchased Assets located in China shall not take place except to the extent Purchaser notifies Seller in writing, and no breach or default of the Purchase Agreement will be deemed to have occurred as a result of any failure to occur of such transfer and conveyance except to the extent Purchaser has so notified Seller.

(b) In connection therewith, the Parties will enter into, or will cause their respective applicable Subsidiaries to enter into the following agreements on or prior to the Closing, in addition to such other agreements or other instruments as the parties may agree: (i) with respect to China, a separation agreement pursuant to the MSA (the “China Separation Agreement”); (ii) with respect to India, a separation agreement pursuant to the MSA (the “India Separation Agreement”); and (iii) with respect to Japan, (A) a separation agreement pursuant to the MSA (the “Japan Separation Agreement”), (B) a shukko agreement relating to the employees in Japan, and (C) a local asset transfer agreement. In addition, promptly after the Closing Date, the Parties will enter into, or will cause their respective applicable Subsidiaries to enter into: (i) a labor contract amendment agreement relating to the employees in China; and (ii) a local asset transfer agreement with respect to India pursuant to the India Separation Agreement. After the Closing Date and prior to the Delayed Closing, Seller and its Subsidiaries will hold and operate the Purchased Assets, Transferred Intellectual Property and Transferred Intellectual Property Rights in India, and all income, proceeds and other monies received by Seller or its Subsidiaries related to such Purchased Assets, Transferred Intellectual Property and Transferred Intellectual Property

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Rights, solely for the benefit of Purchaser and in all respects at the direction of Purchaser (subject to the India Separation Agreement), and the Seller and Purchaser shall otherwise act in respect of such Purchased Assets, Transferred Intellectual Property and Transferred Intellectual Property Rights in accordance with Section 2.4 of the Purchase Agreement. All costs, expenses and Liabilities incurred in holding and operating such Purchased Assets after the Closing Date will be for the account of Seller, as further provided in the India Separation Agreement.

(c) To the extent permitted by Law, Purchaser shall assume the Assumed Liabilities with respect to India and China as of the Closing Date, and to the extent any such Assumed Liabilities are not assumed as of such Closing Date, shall indemnify each Seller Indemnified Party with respect thereto pursuant to Section 9.1(b)(iii) of the Purchase Agreement. After the Closing, there will be no conditions to closing with respect to the Delayed Closing on the Delayed Closing Date.

1.6 Annex A to the Purchase Agreement.

(a) The definition of “Business” is hereby amended by (i) inserting in the first sentence, “and including the existing project currently known as Lateral Flow Assay (LFA)” immediately prior to the period and (ii) replacing in the second sentence “Lateral Flow Assay (LFA)” with “[intentionally omitted]”.

(b) The definition of “Retained Business” is hereby amended by (i) deleting “Lateral Flow Assay” from the first paragraph and (ii) deleting the phrase, “and specifically including Lateral Flow Assay (LFA)” in clause (iii) of that definition.

(c) Notwithstanding the amendments effected by the foregoing provisions of this Section 1.6, the Parties agree that (i) each of the representations and warranties of Seller contained in the Purchase Agreement shall be deemed to be made on and as of the Signing Date as such Purchase Agreement was in effect as of such Signing Date prior to this Amendment and not as amended by this Amendment and (ii) for purposes of Sections 7.3(a) and 9.1(a) of the Purchase Agreement, the failure of any representation of Seller to be true and correct shall be determined in all cases with respect to the representations and warranties contained in the Purchase Agreement and Transaction Documents as in effect as of the Signing Date prior to this Amendment and not as amended by this Amendment. The Parties agree and acknowledge that Purchaser is reserving all rights that it may have arising out of the representations and warranties of the Seller contained in the Purchase Agreement as in effect prior to this Amendment, including rights pursuant to Sections 7.3(a) and 9.1(a), and is not waiving any such rights by entering into this Amendment, consummating the Closing or otherwise, without regard to information furnished to or investigation made by or to the knowledge of, Purchaser and its representatives, including, without limitation, rights arising as a result of a breach, if any, of Seller’s representations and warranties based upon the litigation described in Schedule 5 hereto.

1.7 Section 2.2 of the Purchase Agreement.

(a) A new Section 2.2(a)(v) is hereby added to the Disclosure Letter, reading in its entirety as set forth on Schedule 6 hereto.

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(b) Section 2.2(a)(v) of the Purchase Agreement is hereby amended by adding “and the Liabilities of Seller and its Subsidiaries set forth in Section 2.2(a)(v) of the Disclosure Letter (“Section 2.2(a)(v) Liabilities”)” immediately prior to the semicolon.

(c) Section 2.2(b)(iv) of the Purchase Agreement is hereby amended by adding “excluding any Section 2.2(a)(v) Liability, which shall be an Assumed Liability” immediately prior to the semicolon.

(d) Clause (A) of Section 2.2(b)(v) of the Purchase Agreement is hereby amended by adding “excluding any Section 2.2(a)(v) Liability, which shall be an Assumed Liability” immediately prior to the comma at the end of such clause (A). Clause (B) of Section 2.2(b)(v) of the Purchase Agreement is hereby amended by adding “under any Seller Plans” immediately after “all Liabilities”.

1.8 Provisions Relating to Accrued Vacation

(a) Purchaser and Seller have agreed that Seller will pay (subject to any applicable withholding taxes) (i) each Transferred Employee residing in Arizona, California, Illinois, Massachusetts or Maryland (a “U.S. FTO Transferred Employee”), and (ii) each Transferred Employee residing in Malaysia (a “Malaysian FTO Transferred Employee” and together with any U.S. Transferred Employee, a “FTO Transferred Employee”), an amount in cash equal to all of such FTO Transferred Employee’s accrued but unused vacation time (including flexible time off and sick pay), unless such Transferred Employee elects to have Purchaser or its Subsidiaries assume the liability associated with such accrued but unused vacation time. Seller shall provide each U.S. FTO Transferred Employee with an opportunity to elect to have Purchaser or its Subsidiaries assume the liability associated with his or her accrued but unused vacation time (such election being referred to as the “FTO Waiver”). Each FTO Transferred Employee will only be given the option to have all, but not less than all, of their accrued and unused vacation time (such option referred to as the “Assumption Option”) assumed by Purchaser or its Subsidiaries. The Assumption Option shall be made pursuant to a form of Notice mutually agreed to by Purchaser and Seller.

(b) Pursuant to Section 1.8(a) above, to the extent an FTO Transferred Employee does not elect the Assumption Option prior to the Closing Date, Seller shall pay to such FTO Transferred Employee on or prior to the Closing Date an amount in cash equal to such FTO Transferred Employee’s vacation time that is accrued and unused (including flexible time off and sick pay) as of the Closing Date, subject to any applicable withholding taxes. Purchaser agrees that it shall reimburse Seller in cash for the aggregate amount of all such payments (the “Cash-Out Amount”). Any amount to be paid by Purchaser pursuant to this Section 1.8(b) shall be paid when the Working Capital Excess Amount or Working Capital Deficiency Amount is paid, provided that if the Final Working Capital has not been determined in accordance with Section 3.3 by March 31, 2006, or such Working Capital Excess Amount or Working Capital Deficiency Amount has not been paid by March 31, 2006, such Cash-Out Amount shall be paid on March 31, 2006. If any amounts are paid pursuant to this Section 1.8(b) (including any applicable withholding taxes), the Allocation Schedule shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Purchaser and Seller.

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(c) Purchaser agrees to promptly, following the Closing, reimburse Seller for all reasonable expenses and costs incurred by Seller in administering the Assumption Option, such as the development and delivery of notices to FTO Transferred Employees and fees paid to third party administrators in administering the Assumption Option.

(d) Purchaser agrees to indemnify, defend and hold harmless each Seller Indemnified Party from and against, and shall compensate and reimburse each Seller Indemnified Party for, all Losses imposed upon or incurred by such Seller Indemnified Party with respect to any claims with respect to any FTO Transferred Employee that the FTO Waiver was inadequate, insufficient or otherwise not binding and enforceable on such FTO Transferred Employee, but only to the extent such Losses do not arise from the gross negligence or willful misconduct of such Seller Indemnified Party.

(e) Section 6.6(g) of the Purchase Agreement is hereby amended by deleting, “provided that such vacation time is included in the accrual for FTO recorded in the Final Working Capital” at the end of the last sentence of Section 6.6(g).

(f) The provisions of this Section 1.8 shall supersede Section 6.6(g) in the Purchase Agreement addressing the transfer of, or payment of, accrued and unpaid vacation time with respect to FTO Transferred Employees. Notwithstanding the forgoing, the provisions of Section 6.6(g) (as amended pursuant to Section 1.8(e) hereof) shall continue to apply to the transfer of, or payment of, accrued and unpaid vacation time with respect to any Transferred Employee, other than an FTO Transferred Employee.

1.9 Determination of Rollover Option Amount

(a) Section 3.2(a) of the Purchase Agreement is hereby amended by replacing in the first sentence “(iv) minus, the Rollover Option Amount (as defined below), if any” with “(iv) [intentionally omitted],”.

(b) Purchaser and Seller agree that Seller shall pay to Purchaser the Rollover Option Amount, if any, in cash when the Working Capital Excess Amount or Working Capital Deficiency Amount is paid, provided that if the Final Working Capital has not been determined in accordance with Section 3.3 by March 31, 2006 or such Working Capital Excess Amount or Working Capital Deficiency Amount has not been paid by March 31, 2006, such Rollover Option Amount shall be paid on March 31, 2006. If any amounts are paid pursuant to Section this Section 1.9(b), the Allocation Schedule shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Purchaser and Seller.

1.10 Section 3.3(a) of the Purchase Agreement

Section 3.3(a) of the Purchase Agreement is hereby amended by inserting “and any Section 2.2(a)(v) Liabilities” in clause (ii) immediately after “post-retirement healthcare benefits and pension liabilities.”

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1.11 Section 6.1 of the Purchase Agreement

Section 6.1 of the Purchase Agreement is hereby amended by adding “and to settle, cancel or terminate all intercompany receivables and payables with respect to Wavics Co., Ltd. as of or prior to the Closing Date” at the end of the first sentence thereof.

1.12 Section 6.13(a)(i) of the Purchase Agreement

Section 6.13(a)(i) of the Purchase Agreement is hereby amended by adding “consumption, goods and services” immediately prior to “license” in the first sentence thereof.

1.13 Additional Agreements Relating to Malaysia

(a) Section 6.8(e) of the Purchase Agreement is amended by adding the following additional sentence at the end thereof: “In the event that Avago Technologies (Malaysia) SDN. BHD. (together with its successors and assigns, the “Penang Tenant”) exercises its rights under Section 11.2 of the Tenancy Agreement between the Penang Tenant and Agilent Technologies (Malaysia) SDN. BHD. (together with its successors and assigns, the “Penang Landlord”), dated October 24, 2005, as amended from time to time, related to the Primary Penang Parcel (the “Primary Parcel Tenancy Agreement”) to have the Primary Parcel Tenancy Agreement converted into a registerable lease and to have the Penang Landlord take the actions set forth in such Section 11.2 in each case in accordance with the provisions thereof, Seller shall cause the Penang Landlord to take such actions as are required by the Primary Parcel Tenancy Agreement.”

(b) Section 9.1(a) of the Purchase Agreement is amended by (x) replacing the word “or” with “,” immediately preceding “(iii) any”, and (y) adding “and (iv) a Penang Event,” immediately after the phrase “Excluded Liabilities,” in the first sentence of such Section.

(c) The following definition shall be added in Annex A of the Purchase Agreement:

“Penang Event” shall mean (x) the Penang Tenant is temporarily or permanently denied the legal right to occupy or use any or all of the Premises (as defined in the Primary Parcel Tenancy Agreement) in accordance with the terms of the Primary Parcel Tenancy Agreement prior to the Final Expiration Date (as defined in the Primary Parcel Tenancy Agreement), due to (i) the Primary Parcel Tenancy Agreement being unenforceable, in violation or inconsistent with the NLC (as defined in the Primary Parcel Tenancy Agreement) as interpreted by the Appropriate Authorities (as defined in the Primary Parcel Tenancy Agreement), or otherwise in violation of Law (as defined in the Primary Parcel Tenancy Agreement), or (ii) the Penang Landlord, through its willful misconduct or negligence, has lost the right to possess the Land (as defined in the Primary Parcel Tenancy Agreement) or ceases to be able to enter into a sublease or tenancy with respect to the Land with the Penang Tenant, or (y) any Proceeding related to the matters set forth in clauses (x)(i) or (ii) above.

(d) (i) The definition of “Business Environmental Liabilities” in Annex A of the Purchase Agreement is hereby amended by inserting “the Primary Penang Parcel” after each reference to “Transferred Real Property” therein.

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(ii) The definition of “Primary Penang Parcel” in Annex A of the Purchase Agreement is amended by adding the following at the end thereof: “and as such land, buildings and rights appurtenant thereto are further defined and elaborated upon in the Primary Parcel Tenancy Agreement”

(e) In the event that Purchaser and its Subsidiaries determine to vacate the Primary Penang Parcel prior to the Penang Transfer and prior to such date Purchaser has demolished or altered any of Buildings #1, 2 or 3 located thereon (unless Seller or any of its Subsidiaries consented to such demolition or alteration prior to same being undertaken), at Purchaser’s option, Purchaser shall either restore to the previously existing condition any such demolished or materially altered building or reimburse Seller for the costs incurred by Seller to perform same.

(f) Notwithstanding Section 16.3.2 of the Sublease Agreement, dated December 1, 2005, (the “Yishun Lease”) by and between Agilent Technologies Singapore Pte. Ltd., a company organized under the laws of Singapore (the “Yishun Landlord”) and Avago Technologies Manufacturing (Singapore) Pte. Ltd., (the “Yishun Tenant”) with respect to the property located at No. 1 Yishun Avenue 7, Singapore 768923 relating to the Yishun Tenant’s rights of indemnification by the Yishun Landlord with respect to any Losses arising under applicable Environmental Laws based upon events or conditions which arose prior to the Closing Date, the Parties expressly acknowledge and agree that for as long as the landlord under the Yishun Lease is the Yishun Landlord or another Subsidiary of Seller, the exclusive remedy of the Yishun Tenant and any other Subsidiary of the Purchaser who becomes the tenant under the Yishun Lease with respect to any such Losses, shall be as set forth in Article 9 of the Purchase Agreement.

1.14 Delayed Transfer of Certain Licenses

Section 6.18 of the Purchase Agreement is hereby amended by adding the following at the end thereof:

“(c) Seller and Purchaser acknowledge and agree that to enable Seller to perform and Purchaser to receive the Services (as such term is defined in the Master Separation Agreement), the transfer to Purchaser of certain Contracts mutually agreed upon by the Parties that are (i) included in the Purchased Assets, (ii) necessary for Seller to provide certain of the Services and (iii) used exclusively by the Business in connection with such Services and not otherwise used in the operation of the Business (the “Delayed Contracts”) will need to be delayed until after the Closing Date as provided in this Section 6.18(c). Seller and Purchaser acknowledge and agree that notwithstanding the provisions of this Agreement, including without limitation Section 2.1, the transfer and conveyance to Purchaser of the Delayed Contracts will not occur on the Closing Date and the transfer of each such Delayed Contract will instead be consummated in accordance with the terms hereof at such time as the Services for which such Delayed Contract is required are terminated pursuant to the terms of the Master Separation Agreement. No breach or default hereunder will be deemed to have occurred as a result of the delayed transfer and conveyance of the Delayed Contracts in accordance with the terms of this Section 6.18(c). After the Closing Date and prior to the date of such transfer and conveyance, Seller and its Subsidiaries will hold and use the Delayed Contracts solely for the benefit of Purchaser and for the performance of the Services.”

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1.15 Disclosure Letter Section 7.1(b)

Section 7.1(b) of the Disclosure Letter is hereby amended and restated in its entirety to read as set forth in Schedule 7 hereto.

1.16 Section 8.1 of the Purchase Agreement

Section 8.1 of the Purchase Agreement is hereby amended by adding the following at the end thereof:

“The Parties acknowledge and agree that in the event actions are taken by Seller in jurisdictions outside the United States on a particular date in reliance on the Closing occurring in the United States on that same date, and the Closing does not in fact occur in the United States on such date, the Parties will work together in good faith to reverse such actions, to the extent a reversal is necessary, and will share equally the out-of-pocket expenses reasonably incurred by Seller with respect to such a reversal.”

1.17 Section 9.1 of the Purchase Agreement

(a) Section 9.1(a) of the Purchase Agreement is hereby amended by replacing the reference to “Section 7.2(a)” therein to “Section 7.3(a).”

(b) Section 9.1(b) of the Purchase Agreement is hereby amended by replacing the reference to “Section 7.3(a)” therein to “Section 7.2(a).”

1.18 Miscellaneous

(a) Except as specifically provided for in this Amendment, the terms of the Purchase Agreement shall be unmodified and shall remain in full force and effect.

(b) This Amendment may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Amendment.

(c) This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Amendment nor any rights or obligations hereunder shall be assigned or delegated by either Party; provided, however, Purchaser may assign any or all of its rights and obligations under this Amendment to any wholly-owned (other than director qualifying shares) direct or indirect Subsidiary of Purchaser (provided that no such assignment shall release Purchaser from any obligation under this Amendment) or to a lender of Purchaser as collateral for bona fide indebtedness for money borrowed in connection with a merger, consolidation, conversion or sale of assets of Purchaser. This Amendment is not intended to confer upon any person or entity other than the Parties and their permitted assigns any rights or remedies.

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(d) This Amendment may be amended only by a written instrument signed by each of the Parties. No provision of this Amendment may be extended or waived orally, but only by a written instrument signed by the Party against whom enforcement of such extension or waiver is sought. All notices and other communications provided for herein shall be dated and in writing.

(e) This Amendment and all claims arising out of this Amendment shall be governed by, and construed in accordance with, the Laws of the State of California, without regard to any conflicts of law principles that would result in the application of any law other than the law of the State of California.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to Asset Purchase Agreement to be duly executed as of the date first above written.

AGILENT TECHNOLOGIES, INC.

By:	/s/ John R. Eaton
Name:	John R. Eaton
Title:	Executive Vice President and Chief Financial Officer

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	Director

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

SCHEDULE 1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) is effective as of the Closing Date (as defined herein), between SELLER., a Delaware corporation (“Seller”), and (“Purchaser”).

WHEREAS, Seller and certain direct and indirect Subsidiaries of Seller are engaged in, among other things, the Business (as defined below);

WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of August 14, 2005 (“Asset Purchase Agreement”), pursuant to which Purchaser, through one or more of its direct or indirect Subsidiaries, shall purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, shall sell, transfer and assign substantially all of the assets and liabilities of the Business to Purchaser; and

WHEREAS, as part of the foregoing, Seller desires to license to Purchaser certain of its intellectual property rights that have not been assigned to Purchaser under the Asset Purchase Agreement and Purchaser desires to license to Seller certain intellectual property rights assigned to Purchaser under the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement the following capitalized terms are defined in this Article I and shall have the meaning specified herein: Other terms that are capitalized but not specifically defined below shall have the meaning set forth in the Asset Purchase Agreement.

1.1 CONFIDENTIAL INFORMATION. “Confidential Information” has the meaning set forth in Article VI.

1.2 FIRST EFFECTIVE FILING DATE. “First Effective Filing Date” means the earliest effective filing date in the particular country for any Patent or any application for any Patent. By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (i) the actual filing date of the United States Patent application which issued into such Patent, (ii) the priority date under 35 U.S.C. § 119 for such Patent, or (iii) the priority date under 35 U.S.C. § 120 for such Patent.

1.3 IMPROVEMENTS. “Improvements” to Technology means (i) with respect to Copyrights, any modifications, derivative works, and translations of works of authorship, (ii) with respect to Database Rights, any database that is created by extraction or re-utilization of another database, and (iii) with respect to Mask Work Rights, trade secrets and other intellectual property rights included within the definition of Technology and not covered by Section 1.3(i) – (ii) above, any improvements of Technology. For the purposes of clarification, an item of Technology will be deemed to be an Improvement of another item of Technology only if it is actually derived from such other item of Technology and not merely because it may have the same or similar functionality or use as such other item of Technology.

1.4 LICENSED BUSINESS PATENTS. “Licensed Business Patents” means:

(a) every Patent other than design patents to the extent entitled to a First Effective Filing Date prior to the Closing Date, provided that Seller (or any Subsidiary of Seller):

(i) has ownership or control of such Patent, or

(ii) otherwise has the right under such Patent to grant licenses of the type and on the terms herein granted by Seller without the obligation to pay royalties or other consideration to Third Parties; and

(iii) is not restricted from granting a license under such Patents by any other agreements; and

(b) applications for the foregoing Patents described in Section 1.4, including without limitation any continuations, continuations-in-part, divisions and substitutions.

1.5 LICENSED BUSINESS TOOLS. “Licensed Business Tools” means all business tools, internal training courses, internal guidelines and tools, internal documentation, internal proprietary software, photos, videos, Internet site content and other documents and materials that are (i) not Transferred Business Intellectual Property, Transferred Business Intellectual Property Rights, Licensed Business Intellectual Property Rights, Licensed Business Patents or Licensed Business Technology, and (ii) are shared with, shown to or otherwise provided to Purchaser or its Subsidiaries with Seller’s consent, including, without limitation, those materials set forth on Schedule 1 to this Agreement. For the avoidance of doubt, Seller is under no obligation to provide any such materials to Purchaser without Seller’s consent. “Licensed Business Tools” does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

1.6 PURCHASER’S FIELD OF USE. “Purchaser’s Field of Use” means the field of the Business as currently or hereafter conducted, including the design, manufacture, supply, distribution, sale, support and maintenance of Purchaser Products.

1.7 PURCHASER PRODUCTS. “Purchaser Products” means Semiconductor Products sold by Seller and its Subsidiaries, or after the Closing, by the Purchaser or any of its Affiliates, and all modified versions thereof, any reasonably foreseeable extensions or improvements thereto, or any new Semiconductor Products that are developed to replace products existing as of the Closing, that are sold by Purchaser or its Subsidiaries after the Closing as Semiconductor Products.

1.8 SELLER’S FIELD OF USE. “Seller’s Field of Use” means the business of Seller, as currently or hereafter conducted, other than Semiconductor Products. Notwithstanding the foregoing, Seller’s Field of Use shall include products, services and other activities related to Semiconductor Products, but only to the extent that such products, services and activities are components of products of the Retained Business, are incidental to the development or sale of products and services of the Retained Business, or are specifically included in the definition of the Retained Business.

1.9 SELLER PRODUCTS. “Seller Products” means any and all products and services of the businesses in which Seller or any of its Subsidiaries is now or hereafter engaged (including the business of making (but not having made) Third Party products for Third Parties when Seller or any of its Subsidiaries is acting as a contract manufacturer or foundry for such Third Parties), other than Semiconductor Products. Notwithstanding the foregoing, Seller’s Products shall include products and services related to Semiconductor Products, but only to the extent that such products and services are components of products of the Retained Business, are incidental to the development and sale of products and services of the Retained Business, or are specifically included in the definition of the Retained Business.

1.10 THIRD PARTY. “Third Party” means a Person other than Seller and its Subsidiaries or Purchaser and its Subsidiaries.

ARTICLE II

PATENT LICENSE GRANTS

2.1 LICENSE GRANTS TO PURCHASER. Seller grants (and agrees to cause its appropriate Subsidiaries to grant effective as of the Closing Date) to Purchaser, under the Licensed Business Patents, an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free and non-transferable (except as set forth in Section 9.12 hereof) license, with right of sublicense as set forth below, to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import Purchaser Products solely within the Purchaser’s Field of Use. With respect to those Licensed Business Patents owned by a Third Party, (a) the license shall be non-exclusive, and (b) the license grant set forth in this Section shall be subject to the limitations set forth in the relevant license agreement between Seller and such Third Party.

2.2 SUBLICENSE RIGHTS OF PURCHASER. (a) Subject to Sections 2.2(a) and (b) below and to Section 2.3, Purchaser may grant sublicenses to its respective Subsidiaries within the scope of its respective license hereunder (with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of Purchaser).

(b) Any sublicense under Section 2.2(a) may be made effective retroactively, but not prior to the sublicensee’s becoming a Subsidiary of Purchaser.

(c) Any licenses granted by Purchaser to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any Purchaser Product in the form of software may include a sublicense under the Licensed Business Patents within the scope of Purchaser’s license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted by Purchaser with respect to such Purchaser Product.

2.3 HAVE MADE RIGHTS OF PURCHASER. Purchaser understands and acknowledges that the “have made” rights granted to it in Section 2.1, and the sublicenses of such “have made” rights granted pursuant to Section 2.2, are intended to cover only the products of Purchaser and its Subsidiaries (including private label or OEM versions of such products), and are not intended to cover foundry or contract manufacturing activities that Purchaser may undertake through Third Parties for Third Parties.

2.4 LICENSE GRANTS BACK TO SELLER. Purchaser grants back (and agrees to cause its appropriate Subsidiaries to grant back) to Seller, under the Patents included in the Transferred Business Intellectual Property (excluding all design patents included therein), an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free and non-transferable (except as set forth in Section 9.12 hereof) license, with right of sublicense as set forth below, solely within the Seller’s Field of Use, to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import Seller Products.

2.5 SUBLICENSE RIGHTS OF SELLER. (a) Subject to Sections 2.5(a) and (b) below and to Section 2.6, Seller may grant sublicenses to its respective Subsidiaries within the scope of its respective license hereunder (with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of Seller).

(b) Any sublicense under Section 2.5(a) may be made effective retroactively, but not prior to the sublicensee’s becoming a Subsidiary of Seller.

(c) Any licenses granted by Seller to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any Seller Product in the form of software may include a sublicense under the Patents included in the Transferred Business Intellectual Property within the scope of Seller’s license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted by Purchaser with respect to such Seller Product.

2.6 HAVE MADE RIGHTS OF SELLER. Seller understands and acknowledges that the “have made” rights granted to it in Section 2.4, and the sublicenses of such “have made” rights granted pursuant to Section 2.5, are intended to cover only the products of Seller and its Subsidiaries (including private label or OEM versions of such products), and are not intended to cover foundry or contract manufacturing activities that Seller may undertake through Third Parties for Third Parties.

2.7 DURATION. (a) All licenses granted herein with respect to each Patent shall expire upon the expiration of the term of such Patent; provided, however, that licenses for those Licensed Business Patents owned by a Third Party shall expire on the expiration of the term of the relevant license agreement between Seller and such Third Party.

(b) All sublicenses granted pursuant to this Agreement to a particular Subsidiary of a party shall terminate the date that the Subsidiary ceases to be a Subsidiary of that party.

2.8 SALE OF PART OF A BUSINESS. (a) If either party (the “Transferring Party”), after the Closing Date, transfers a going business (but not all or substantially all of its business or assets), and such transfer includes at least one marketable product and tangible assets having a net value of at least ten million U.S. dollars ($10,000,000.00), regardless of whether such transfer is part of (i) an asset sale to any Third Party, (ii) a sale of shares or securities in a

Subsidiary to a Third Party such that (A) the Subsidiary ceases to be a Subsidiary and (B) the Third Party owns at least eighty percent (80%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority, or (iii) a sale of shares or securities in a Subsidiary such that (A) the Subsidiary ceases to be a Subsidiary and (B) no single Third Party owns at least eighty percent (80%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such ex-Subsidiary;

(b) then, upon written request to the other party (the “Non-Transferring Party”) jointly by the Transferring Party and the Transferee (as defined below) at the closing of the transfer or as soon as practicable thereafter, but not later than sixty (60) days following the transfer, the Non-Transferring Party shall grant a royalty-free license to the Transferee under the same terms as the license granted to the Transferring Party under this Agreement subject to the following:

(i) the effective date of such license shall be the effective date of such transfer,

(ii) the products, services and processes of the Transferee that are subject to such license shall be limited to the products, services and processes of the Subsidiary or the products, services and processes in the transferred business that are commercially released or for which substantial steps have been taken to commercialization as of the date of the transfer by the Transferring Party, and for new versions of such products, services and processes,

(iii) the Patents of the Non-Transferring Party that are subject to such license shall be limited to Licensed Business Patents or Patents included in the Transferred Business Intellectual Property, as the case may be,

(iv) the Transferee shall have no right to grant sublicenses except that the Transferee shall have the right to grant sublicenses to any Person at least eighty percent (80%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority are, directly or indirectly, owned by the Transferee (“Transferee Subsidiaries”), only for so long as such ownership exists, and the license to be granted by the Non-Transferring Party to the Transferee pursuant to this Section 2.8 shall not contain this provision or a provision containing terms comparable to this Section 2.8; and

(v) the Transferee shall grant to the Non-Transferring Party a royalty-free license under the same terms as the license granted to the Non-Transferring Party by the Transferring Party under this agreement, such license (A) to be effective as of the effective date of the transfer, (B) to apply to all the products, services and processes of the Non-Transferring Party that are subject to the license from the Transferring Party to the Non-Transferring Party as of the effective date of the transfer, and (C) to include all Patents of the Transferee (other than design patents) that are entitled to a First Effective Filing Date on or before the date of such transfer and under which, at any time commencing with the date of the transfer, the Transferee or any of the Transferee Subsidiaries has ownership or control or otherwise has the right to grant such license without the obligation to pay royalties or other consideration to third parties;

(c) provided, further, that in the event that the Non-Transferring Party and the Transferee are engaged in litigation, arbitration or other formal dispute resolution proceedings covering Patent infringement (pending in any court, tribunal, or administrative agency or before any appointed or agreed upon arbitrator in any jurisdiction worldwide), then the Non-Transferring Party shall have no obligation to enter into a license with the Transferee under this Section 2.8.

(d) Each party may exercise its rights as the Transferring Party under this Section 2.8 no more than eight (8) times unless otherwise agreed to in writing by the Non-Transferring Party. Notwithstanding the foregoing limitation, however, in any license granted by a Non-Transferring Party to a Transferee under this Section 2.8, the Transferring Party may elect to relinquish its license under this Agreement in the field of use covered by the license granted to the Transferee, and such license shall not count toward the limit. In making such election, the Transferring Party shall promptly notify the Non-Transferring Party.

(e) As used above in this Section 2.8, “Transferee” in the case of Sections 2.8(a)(i) and (ii) means the Third Party acquiring the going business or eighty percent (80%) of the Subsidiary and in the case of Section 2.8(a)(iii) means the ex-Subsidiary only.

ARTICLE III

OTHER LICENSE GRANTS

3.1 LICENSE TO PURCHASER. (a) Seller grants (and agrees to cause its appropriate Subsidiaries to grant effective as of the Closing Date) to Purchaser and its Subsidiaries the following irrevocable, non-exclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 9.12 below) licenses, with right of sublicense as set forth below, under its and their applicable Intellectual Property Rights as well as sublicensable Third Party Intellectual Property Rights, solely within the Purchaser’s Field of Use:

(i) under its and their Copyrights and sublicensable Third Party Copyrights in and to the Licensed Business Technology, (A) to reproduce and have reproduced the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Purchaser, in whole or in part, in order to create or as part of Purchaser Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in such Licensed Business Technology in order to create Purchaser Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Purchaser as part of Purchaser Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Purchaser, as part of Purchaser Products;

(ii) under its and their Database Rights and sublicensable Third Party Database Rights in and to the Licensed Business Technology, to develop or have developed Improvements and to extract data from the databases included in such Licensed Business Technology and such Improvements and to re-utilize such data to design, develop, manufacture and have manufactured Purchaser Products and to sell such Purchaser Products that incorporate such data, databases and Improvements thereof prepared by or for Purchaser;

(iii) under its and their Mask Works and sublicensable Third Party Mask Works in and to the Licensed Business Technology, (A) to develop or have developed Improvements and to reproduce and have reproduced mask works and semiconductor topologies included in such Licensed Business Technology and embodied in Purchaser Products by optical, electronic or any other means, (B) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (C) to induce or knowingly to cause a Third Party to do any of the acts described in Sections 3.1(a)(iii)(A) and (B) above; and

(iv) under its and their Trade Secrets and Industrial Designs and sublicensable Third Party Trade Secrets and Industrial Designs in and to the Licensed Business Technology, to develop or have developed Improvements and to use such Licensed Business Technology and Improvements thereof prepared by or for Purchaser to design, develop, manufacture and have manufactured, offer to sell, sell, support, and maintain Purchaser Products and make Improvements to Purchaser Products.

(v) under its and their Copyrights, Database Rights, Trade Secrets and sublicensable Third Party Copyrights, Database Rights and Trade Secrets in and to the Licensed Business Tools, to develop or have developed Improvements and to use such Licensed Business Tools and Improvements thereof for internal business purposes. For the avoidance of doubt, Purchaser and its Subsidiaries may not market, license, or bundle the Licensed Business Tools with any content, documents, tools, presentations, processes or products to be shared with, sold, or shown to any Third Party.

(b) With respect to Licensed Business Technology or Licensed Business Tools owned by a Third Party, the license grant set forth in this Section shall be subject to the limitations set forth in the relevant license agreement between Seller and such Third Party. With respect to Licensed Business Tools owned by a Third Party, Purchaser and its Subsidiaries shall be solely responsible for paying any fee, obtaining any consent or giving any notice required by such Third Party for the exercise of the rights granted to Purchaser and its Subsidiaries under Section 3.1(a)(v) of this Agreement. With respect to Licensed Business Technology that is owned by Hewlett-Packard Company, Seller grants to Purchaser and its Subsidiaries a sublicense to use such Licensed Business Technology solely in the Purchaser’s Field of Use, in connection with Purchaser Products, and solely to the extent of Seller’s right to grant any such sublicense to Purchaser under the relevant provisions of the Master Separation Agreement between Hewlett-Packard Company and Seller, dated as of November 1, 1999, or any agreement ancillary thereto.

(c) Without limiting the generality of the foregoing licenses granted in Section 3.1(a) above, with respect to software included within the Licensed Business Technology (but not Licensed Business Tools), such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for Purchaser or its Subsidiaries to create Purchaser Products, in source code and object code form, and to sell and maintain such software and Improvements thereof made by or for Purchaser or its Subsidiaries, in source code and object code form, as part of Purchaser Products; provided, however, that with respect to Seller’s software products that are commercially released as of the Closing Date, Purchaser shall be limited to using no more than ten percent (10%) of the lines of code of any such commercially released software product in any Purchaser Product sold or maintained by Purchaser or its Subsidiaries to a Third Party after the Closing Date (it being understood that such restriction shall not apply, however, to Purchaser’s or its Subsidiaries’ use of any code contained in any Purchaser Product that was commercially released by Seller as of or prior to the Closing Date, to the extent that Purchaser desires to continue to sell such Purchaser Product in a form containing such code or Improvements thereto). For purposes of this Section 3.1(c), a “commercially released” product shall mean a product that has been placed on a corporate price list by Seller or any of its Subsidiaries, or (if applicable) that has been released by Seller or any of its Subsidiaries to Third Parties for beta testing.

(d) The foregoing licenses in this Section 3.1 include the right to have contract manufacturers and foundries manufacture Purchaser Products for Purchaser.

(e) Purchaser may grant sublicenses within the scope of the licenses granted under Sections 3.1(a) and (b) above as follows:

(i) Purchaser may grant sublicenses to its Subsidiaries for so long as they remain its Subsidiaries, with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of such party; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee’s becoming a Subsidiary; and

(ii) Purchaser may grant sublicenses with respect to Purchaser Products in the form of software, in object code and source code form, to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers.

3.2 LICENSE BACK TO SELLER. (a) Purchaser grants back (and agrees to cause its appropriate Subsidiaries to grant back) to Seller and its Subsidiaries the following personal, irrevocable, non-exclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 9.12 below) licenses under its and their applicable Intellectual Property Rights, together with the right to sublicense to Third Parties subject to the terms of this agreement, solely within the Seller’s Field of Use:

(i) under its and their Copyrights in and to the Transferred Business Technology, (A) to reproduce and have reproduced the works of authorship included in the Transferred Business Technology and Improvements thereof prepared by or for Seller, in whole or in part, in order to create or as part of Seller Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in the Transferred Business Technology in order to create Seller Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in the Transferred Business Technology and Improvements thereof prepared by or for Seller as part of Seller Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in the Transferred Business Technology and Improvements thereof prepared by or for Seller, as part of Seller Products;

(ii) under its and their Database Rights in and to the Transferred Business Technology, to develop or have developed Improvements and to extract data from the databases included in the Transferred Business Technology and such Improvements and to re-utilize such data to design, develop, manufacture and have manufactured Seller Products and to sell such Seller Products that incorporate such data, databases and Improvements thereof prepared by or for Seller;

(iii) under its and their Mask Works in and to the Transferred Business Technology, (A) to develop or have developed Improvements and to reproduce and have reproduced mask works and semiconductor topologies included in the Transferred Business Technology and embodied in Seller Products by optical, electronic or any other means, (B) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (C) to induce or knowingly to cause a Third Party to do any of the acts described in Sections 3.2(a)(iii)(A) and (B) above; and

(iv) under its and their Trade Secrets, Industrial Designs and other intellectual property rights in and to the Transferred Business Technology, to use the Transferred Business Technology and Improvements thereof prepared by or for Seller to design, develop, to manufacture and have manufactured, offer to sell, sell, support and maintain Seller Products and make Improvements to such Seller Products.

For the purpose of this Section 3.2, Transferred Business Technology shall include, without limitation, the software items listed on Schedule 2 to this Agreement.

(b) Without limiting the generality of the foregoing licenses granted in Section 3.2(a) above, with respect to software included within the Transferred Business Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for Seller or its Subsidiaries to create Seller Products, in source code and object code form, and to sell and maintain such software and Improvements thereof made by or for Seller or its Subsidiaries, in source code and object code form, as part of Seller Products; provided, however, that, with respect to Purchaser’s software products that were commercially released by Seller as of the Closing Date, Seller shall be limited to using no more than ten percent (10%) of the lines of code of any such commercially released software product in any Seller Product sold or maintained by Seller or its Subsidiaries to a Third Party after the Closing Date (it being understood that such restriction shall not apply, however, to Seller’s or its Subsidiaries’ use of any code contained in any Seller Product that was commercially released by Seller as of or prior to the Closing Date, to the extent that Seller desires to continue to sell such Seller Products in a form containing such code or Improvements thereto). For purposes of this Section 3.2(b), a “commercially released” product shall mean a product that has been placed on a Purchaser corporate price list or (if applicable) released by Purchaser to Third Parties for beta testing.

(c) The foregoing licenses in this Section 3.2 include the right to have contract manufacturers and foundries manufacture Seller Products for Seller.

(d) Seller may grant sublicenses within the scope of the licenses granted under Sections 3.2(a) and (b) above as follows:

(i) Seller may grant sublicenses to its Subsidiaries for so long as they remain its Subsidiaries, with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of such party; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee’s becoming a Subsidiary; and

(ii) Seller may grant sublicenses with respect to Seller Products in the form of software, in object code and source code form, to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers.

3.3 IMPROVEMENTS. As between the parties, after the Closing Date: (a) Seller hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements to Transferred Business Technology made by or for Seller in the exercise of the licenses granted to it hereunder, subject only to the ownership of Purchaser in the underlying Transferred Business Technology and the non-competition terms agreed to by Seller pursuant to the Asset Purchase Agreement. Seller shall not have any obligation under this Agreement to notify Purchaser of any Improvements made by or for it or to disclose or license any such Improvements to Purchaser; and

(b) Purchaser hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements to Licensed Business Technology made by or for Purchaser in the exercise of the licenses granted to it hereunder, subject only to the ownership of Seller in the underlying Licensed Business Technology. Purchaser shall not have any obligation under this Agreement to notify Seller of any Improvements made by or for it or to disclose or license any such Improvements to Seller.

3.4 DURATION OF SUBLICENSES TO SUBSIDIARIES. Any sublicenses granted to a particular Subsidiary by a party shall terminate upon the date that such Subsidiary ceases to be a Subsidiary of that party.

3.5 NO PATENT LICENSES. Nothing contained in this Article 3 shall be construed as conferring to either party by implication, estoppel or otherwise any license or right under any Patent or applications therefor, whether or not the exercise of any right herein granted necessarily employs an invention of any existing or later issued Patent. The applicable licenses granted by Seller to Purchaser and by Purchaser to Seller with respect to Patents are set forth in Article II above.

3.6 NO TRADEMARK LICENSES. Nothing contained in this Article 3 shall be construed as conferring to either party by implication, estoppel or otherwise any license or right under any Trademark contained in the Licensed Business Tools. Purchaser shall not make any use whatsoever, in whole or in part, of any Trademarks contained or referenced in the Licensed Business Tools in connection with the exercise of any right herein granted, except as such Trademarks may be licensed under the Manufacturing Trademark License Agreement and subject to the terms and conditions set forth therein. Notwithstanding the foregoing, Purchaser agrees to remove any Trademarks owned by Seller from Purchaser’s copies of the Licensed Business Tools within three (3) months of the Closing Date, unless the parties agree that any such copy is to be returned to Seller.

ARTICLE IV

ADDITIONAL OBLIGATIONS

4.1 ADDITIONAL OBLIGATIONS WITH REGARD TO PATENTS. Purchaser acknowledges that its employees and contractors who are former Seller employees and contractors have a continuing duty to assist Seller with the prosecution of Licensed Business Patent applications and other Patent applications owned by Seller and, accordingly, Purchaser agrees to make available, to Seller or its counsel, on reasonable advance written notice, inventors and other persons employed by Purchaser for interviews and/or testimony to assist in good faith in further prosecution, maintenance or litigation of such Patent applications, including the signing of documents related thereto. Any actual and reasonable out-of-pocket expenses associated with such assistance shall be borne by Seller, expressly excluding the value of the time of such Purchaser personnel; provided, however, that in the case of assistance with litigation, the parties shall agree on a case by case basis on compensation, if any, of Purchaser for the value of the time of Purchaser’s employees as reasonably required in connection with such litigation.

4.2 ASSIGNMENT OF PATENTS. Neither party shall assign or grant any rights under any of the Licensed Business Patents unless such assignment or grant is made subject to the licenses granted in this Agreement.

4.3 RESPONSE TO REQUESTS. Seller shall, upon a request from Purchaser sufficiently identifying any Patent or Patent application, inform Purchaser as to the extent to which said Patent or Patent application is subject to the licenses and other rights granted hereunder.

ARTICLE V

CONFIDENTIALITY

5.1 CONFIDENTIAL INFORMATION. The parties hereto expressly acknowledge and agree that all information, whether written or oral, furnished by either party to the other party or any Subsidiary of such other party pursuant to this Agreement (“Confidential Information”) shall be deemed to be confidential and shall be maintained by each party and their respective Subsidiaries in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Notwithstanding the foregoing, after the Closing Date all Transferred Business Technology shall be deemed the Confidential Information of Purchaser, not of Seller. Except as authorized in writing by the other party, neither party shall at any time use or disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity, (i) except as may reasonably be required in connection with the performance of this Agreement by Purchaser, Seller or its respective Subsidiaries, as the case may be, and (ii) except as may reasonably be required after the Closing Date (A) by Purchaser or its Subsidiaries in connection with the use of the Licensed Business Technology and the operation of the Business or (B) by Seller or its Subsidiaries in connection with the licensed use of the Transferred Business Technology and the operation of its business, and (iii) except to the parties’ agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality, and (iv) in the course of due diligence in connection with the sale of all or a portion of either party’s business provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to Sections 5.1 and 5.2 hereof.

5.2 EXCEPTIONS. The obligation not to disclose information under Section 5.1 hereof shall not apply to information that, as of the Closing Date or thereafter, (i) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Asset Purchase Agreement by the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof, (ii) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis, (iii) is or becomes available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Subsidiaries, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Subsidiaries or by legal, fiduciary or ethical constraints on disclosure of such information, or (iv) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in this Section 5.2 shall limit in any respect either party’s ability to disclose information in connection with the enforcement by such party of its rights under this Agreement; provided that the proviso of clause (v) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

5.3 DURATION. The obligations of the parties set forth in this Article V with respect to the protection of Confidential Information shall remain in effect until five years after (i) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (ii) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

ARTICLE VI

TERMINATION

6.1 VOLUNTARY TERMINATION. By written notice to the other party, either party may voluntarily terminate all or a specified portion of the license and rights granted to it hereunder by such other party. Such notice shall specify the effective date of such termination and shall clearly specify any affected Intellectual Property Rights, Technology, product or service.

6.2 SURVIVAL. Any voluntary termination by either party of the license and rights granted to it by the other party under Section 6.1 hereof shall not affect such party’s license and rights with respect to any licensed product made or service furnished prior to such termination.

6.3 NO OTHER TERMINATION. Each party acknowledges and agrees that its remedy for breach by the other party of the licenses granted to it hereunder during the applicable term of such licenses, or of any other provision hereof, shall be, subject to the requirements of Article VII, to bring a claim to recover damages subject to the limits set forth in this Agreement and to seek any other appropriate equitable relief, other than termination of the licenses granted by it in this Agreement.

ARTICLE VII

DISPUTE RESOLUTION

Except as otherwise set forth herein, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Article 7.

7.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within 30 days after notice of a Dispute is given by either party to the other party, each party shall select a first tier negotiating team comprised of director or general manager level employees of such party and shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable Section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within 30 days of their first meeting, then each party shall select a second tier negotiating team comprised of vice president level employees of such party and shall meet within 30 days after the end of the first 30 day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 7.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 7.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

7.2 FAILURE TO RESOLVE DISPUTES. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within 15 days after the first meeting of the second tier negotiating teams under Section 7.1, the parties may seek any remedies to which they may be entitled in accordance with the terms of this Agreement.

7.3 PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 7.3, the parties agree to continue to attempt to resolve any Dispute according to the terms of Sections 7.1 and 7.2 hereof during the course of such litigation proceedings under this Section 7.3.

7.4 PAY AND DISPUTE. Except as provided herein, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party’s invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Article 7. If the party that paid the invoice is found pursuant to this Article 7 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at an annual rate of the rate of interest as announced from time to time by JPMorgan Chase at its principal office in New York City as its prime lending rate, the Prime Rate to change when and if such prime lending rate changes, from the party found responsible for such payment.

ARTICLE VIII

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE AMOUNT OR TYPES OF DAMAGES AVAILABLE TO EITHER PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF ITS OR ITS SUBSIDIARIES’ INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY OR SUCH OTHER PARTY’S SUBSIDIARIES, OR FOR ANY DISCLOSURE OF CONFIDENTIAL INFORMATION.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE ASSET PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL (A) TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, ARE LICENSED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO,

INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Except as otherwise set forth herein or in the Asset Purchase Agreement, neither party nor any of its Subsidiaries makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any patent or other intellectual property right of any Third Party. Except as otherwise set forth herein or in the Asset Purchase Agreement, neither Seller nor any of its Subsidiaries makes any warranty or representation as to the validity and/or scope of any Patent licensed by it to Purchaser hereunder or any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any Patent or other Intellectual Property Right of any Third Party.

9.2 NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Right, other than the rights expressly granted in this Agreement. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of the Licensed Business Technology or Transferred Business Technology), except as specifically provided herein or in the Asset Purchase Agreement.

9.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute or maintain any action or suit against Third Parties for infringement or misappropriation of any Intellectual Property Right in or to any Technology licensed to the other party hereunder, or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of such rights or which claims that any Technology licensed to the other party hereunder infringes or constitutes a misappropriation of any Intellectual Property Right of any Third Party. Seller shall not have any right to institute any action or suit against Third Parties for infringement of any of the Transferred Business Intellectual Property Rights. Purchaser shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Business Intellectual Property Rights.

9.4 NO OBLIGATION TO OBTAIN OR MAINTAIN RIGHTS IN TECHNOLOGY. Except as otherwise set forth herein or in the Asset Purchase Agreement, neither party, nor any of its Subsidiaries, shall be obligated to provide the other party with any technical assistance or to furnish the other party with, or obtain, any documents, materials or other information or Technology.

9.5 NO OBLIGATION TO OBTAIN OR MAINTAIN PATENTS OR TRADEMARKS. Neither Seller, nor any of its Subsidiaries is obligated to (i) file any Patent application, or to secure any Patent or Patent rights or (ii) to maintain any Patent in force. Neither Seller, nor any of its Subsidiaries is obligated to (i) file any Trademark application, or to secure any Trademark rights or (ii) to maintain any Trademark registration in force.

9.6 RECONCILIATION. The parties acknowledge that, as part of the transfer of Transferred Business Intellectual Property, Transferred Business Technology, and Transferred Business Intellectual Property Rights, Seller may inadvertently retain Technology or Intellectual Property that should have been transferred to Purchaser as part of the contemplated transfer of assets, and Purchaser may inadvertently acquire Technology or Intellectual Property that should not have been thereby transferred. Each party agrees to transfer to the other any such later discovered Technology or Intellectual Property, subject to the licenses set forth above, at the reasonable request of the appropriate owner of such Technology or Intellectual Property.

9.7 ENTIRE AGREEMENT. This Agreement and the Asset Purchase Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

9.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any conflicts of laws principles.

9.9 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court located in Santa Clara County, California, or if such court does not have jurisdiction, the superior courts of the State of California located in Santa Clara County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties, further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.11 shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding set forth above arising out of this Agreement or the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

9.10 SECTION HEADINGS. The section headings contained in this Agreement are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this Agreement.

9.11 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 9.11, “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions located in the jurisdiction in which the person to whom notice is to be provided is located are authorized or obligated by law or executive order to close.

9.12 NONASSIGNABILITY. (a) Neither party may, directly or indirectly, in whole or in part, assign or transfer this Agreement, without the other party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party; provided, however, that either party may assign this Agreement without such consent to an entity that succeeds to all or substantially all of its business or assets to which this Agreement relates, subject to the terms of Section 9.12(c) below.

(b) In addition, each party (including its respective Subsidiaries or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole, without consent, in connection with a corporate reorganization that leaves such party substantially equivalent in terms of business, assets or ownership as before the reorganization (e.g., a reorganization in another state).

(c) In the event of any assignment or transfer under this Section 9.12 that is not covered by Section 9.12(b) above, Purchaser promptly shall give notice of such acquisition to Seller. The Patent license granted to Purchaser by the Seller pursuant to Article II of this Agreement, and any sublicenses granted by Purchaser to its Subsidiaries, shall automatically become limited to the products, processes and services of Purchaser or its Subsidiaries that are commercially released or for which substantial steps have been taken to commercialization as of the effective date of the acquisition and for new versions that have merely minor incremental differences from such products, processes and services and shall not in any event include any products, processes or services of the acquiring party; provided, however, that in any event such license shall be terminable at will by the Seller if the Seller and the acquiring party are engaged in litigation, arbitration or other formal dispute resolution proceedings covering Patent infringement (pending in any court, tribunal, or administrative agency or before any appointed or agreed upon arbitrator in any jurisdiction worldwide) at the time that the acquisition agreement is entered into, or if such proceedings are initiated by the acquiring party within one hundred twenty-one days (121) days after the date that the acquisition agreement is entered into.

(d) No assignment or transfer made pursuant to Section 9.12 shall release the transferring or assigning party from any of its liabilities or obligations hereunder. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

9.13 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

9.14 AMENDMENT; WAIVER; REMEDIES CUMULATIVE. This Agreement, including this provision of this Agreement, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this Agreement, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 9.15, provided that receipt of copies of such counterparts is confirmed.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the parties have signed this Intellectual Property License Agreement effective as of the Closing Date.

By:	By:
Name:	Name:
Title:	Title:

[SELLER’S AND PURCHASER’S SIGNATURE PAGE TO THE

INTELLECTUAL PROPERTY AGREEMENT]

SCHEDULE 4

MANUFACTURING TRADEMARK

LICENSE AGREEMENT

between

AGILENT TECHNOLOGIES, INC.

and

PURCHASER

Effective as of December 1, 2005

i

MANUFACTURING TRADEMARK LICENSE AGREEMENT

This Manufacturing Trademark License Agreement (“License”) is effective as of the Closing Date (as defined in the APA), between Agilent Technologies, Inc., a Delaware corporation (“Seller”), and Avago Technologies General IP (Singapore) Pte. Ltd. (Company Registration No. 200512340D), a Singapore private limited company (“Purchaser”). Purchaser is a Subsidiary of Avago Technologies Limited, a Singapore public limited company (f/k/a Argos Acquisition Pte. Ltd., a Singapore corporation) (“Avago”).

WHEREAS, Seller and certain direct and indirect Subsidiaries of Seller are engaged in, among other things, the manufacturing and distribution of Licensed Products;

WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of August 14, 2005 (“APA”), pursuant to which Purchaser shall purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, shall sell, transfer and assign substantially all of the assets and liabilities of the Business (as defined in the APA) to Purchaser;

WHEREAS, in connection with the foregoing, Seller desires to grant to Purchaser a license to use certain other Trademarks (as defined in the APA); and

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE I

DEFINITIONS

For the purpose of this License, unless specifically defined otherwise in this License, all defined terms will have the meanings set forth in the APA:

1.1 AUTHORIZED DEALERS. “Authorized Dealers” means any distributor, dealer, OEM customer, VAR customer, VAD customer, systems integrator or other agent that on or after the Closing Date is authorized by Purchaser or any of its Subsidiaries to market, advertise, sell, lease, rent, service or otherwise offer Licensed Products.

1.2 BUSINESS. “Business” shall have the meaning set forth in the APA.

1.3 COLLATERAL MATERIALS. “Collateral Materials” means all packaging, tags, labels, instructions, warranties, Licensed Product data sheets, descriptions and specifications (including online versions thereof), and other materials of any similar type associated with the Licensed Products that are marked with at least one of the Licensed Marks.

1.4 CORPORATE IDENTITY MATERIALS. “Corporate Identity Materials” means materials that are not Licensed Products or Licensed Product-related and that Purchaser may now or hereafter use to communicate its identity, including, by way of example and without limitation, business cards, letterhead, stationery, paper stock and other supplies, signage on real property, buildings, fleet and uniforms.

1.5 CLOSING DATE. “Closing Date” means the Closing Date as defined in the APA.

1.6 FAMILY. “Family” means Semiconductor Products with similar specifications and functions to a Licensed Product, which are intentionally associated with one or more other Licensed Products and which are intended to perform similar functions. Members of the same Family of Licensed Products communicate this connection to customers by using sequential or related part numbers, similar or related product names or descriptions, and the like.

1.7 LICENSED MARKS. “Licensed Marks” means the Seller Trademarks listed on Attachment 1 to this License.

1.8 LICENSED PRODUCTS. “Licensed Products” means any Semiconductor Product that was commercially sold or offered for sale by Seller immediately prior to the Closing Date and rights to which have been transferred to Purchaser under the APA, and new versions thereof that have merely minor incremental differences from any such Semiconductor Product. Licensed Products shall also include maintenance (whether diagnostic, preventive, remedial, warranty or non-warranty), support and similar services associated with Licensed Products, pursuant to maintenance contracts or otherwise.

1.9 MARKETING MATERIALS. “Marketing Materials” means advertising, promotions, display fixtures or any of any similar type of literature or things, in any medium, for the marketing, promotion or advertising of the Licensed Products or parts therefor that are marked with at least one of the Licensed Marks.

1.10 PERSON. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

1.11 QUALITY STANDARDS. “Quality Standards” means written standards of quality applicable to the Licensed Products, as in use immediately prior to the Closing Date, unless otherwise modified in writing by Seller from time to time during the Term and communicated to Purchaser; such modified standards to be reasonably acceptable to Purchaser.

1.12 SELL. To “Sell” a product means to sell, transfer, lease or otherwise dispose of a product. “Sale” and “Sold” have the corollary meanings ascribed thereto.

1.13 SEMICONDUCTOR PRODUCT. “Semiconductor Product” has the same meaning set forth in the APA.

1.14 SUBSIDIARY. “Subsidiary” means Subsidiary as defined in the APA.

1.15 TERM. “Term” means the term defined in Article X of this License.

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1.16 THIRD PARTY. “Third Party” means a Person other than Seller and its Subsidiaries or Purchaser and its Subsidiaries.

1.17 TRADEMARK USAGE GUIDELINES. “Trademark Usage Guidelines” means the written guidelines for proper usage of the Licensed Marks, as in use immediately prior to the Closing Date and located at: http://www.agilent.com/secure/agilentbrand/

User Name: brandid

Password: spark

for literature, packaging, exhibit standards, emarketing, learning products, web; and third party trademark use standards located at: http://www.agilent.com/secure/trademark/

User Name: trademark

Password: ez4u

and product labeling standards attached hereto as Attachment 2. All such guidelines may be revised and updated in writing at the sites listed above by Seller from time to time during the Term; or by written communication to the Purchaser with regard to the product labeling standards. For avoidance of confusion with regard to product labeling embedded into the manufacturing process, any such labeling that was created by Seller and on Seller’s corporate price list as of the Closing Date, will be deemed to be in compliance with any product labeling standards, provided the embedded product labeling has not been altered by Purchaser.

ARTICLE II

LICENSES

2.1 LICENSE GRANT.

(a) Seller grants to Purchaser a personal, non-exclusive, worldwide and non-transferable (except as set forth in Section 15.8 hereof) license during the Term to use: (1) the Licensed Marks on or in connection with the Licensed Products and Collateral Materials in connection with the Sale and offer for Sale of such Licensed Products (or, in the case of Licensed Products in the form of software, in connection with licensing of such Licensed Products); the Licensed Marks in Marketing Materials for the Licensed Products; the Licensed Marks in connection with Corporate Identity Materials; and Seller Part Numbers (as that term is defined in Section 10.5(i)) in connection with Licensed Products and any other Purchaser-manufactured Semiconductor Product in the same Family. Seller covenants not to grant any licenses to any Third Party under the Licensed Marks in connection with the Sale or offer for Sale of Semiconductor Products for use of the Licensed Marks within a period of twenty-four (24) months following the Closing Date.

2.2 LICENSE RESTRICTIONS.

(a) Once Purchaser abandons the use of all of the Licensed Marks on a particular Licensed Product, then Purchaser agrees that its license granted hereunder with respect to that Licensed Product shall thereupon terminate.

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(b) Purchaser may not make any use whatsoever, in whole or in part, of the Licensed Marks, or any other Trademarks owned by Seller, in connection with Purchaser’s corporate, doing business as, or fictitious name, or on Corporate Identity Materials, except as set forth in this License.

(c) Purchaser may not use any Licensed Mark in direct association with another Trademark such that the two Trademark appear to be a single Trademark or in any other composite manner with any Trademarks of Purchaser or any Third Party.

(d) In all respects, Purchaser’s usage of the Licensed Marks during the Term pursuant to the license granted hereunder shall be in a manner consistent with the high standards, reputation and prestige of the Seller as represented by its use of the Licensed Marks, and any usage by Purchaser that is inconsistent with the foregoing shall be deemed to be outside the scope of the license granted hereunder. As a condition to the license granted hereunder, Purchaser shall at all times present, position and promote the Licensed Products marked with one or more of the Licensed Marks in a manner consistent with the high standards and prestige of the Seller.

2.3 LICENSEE UNDERTAKINGS. As a condition to the licenses granted hereunder, Purchaser undertakes to Seller that:

(a) Purchaser shall not use the Licensed Marks (or any other Trademark of Seller) in any manner contrary to public morals, in any manner which is deceptive or misleading, which ridicules or is derogatory to the Licensed Marks, or which compromises or reflects unfavorably upon the goodwill, good name, reputation or image of Seller or the Licensed Marks, or which might jeopardize or limit Seller’s proprietary interest therein.

(b) Purchaser shall not use the Licensed Marks in connection with any products other than the Licensed Products, including without limitation any other products sold and/or manufactured by Purchaser. Notwithstanding the foregoing, Purchaser may use Seller Part Numbers in connection with Semiconductor Products in a Family associated with a Licensed Product.

(c) Purchaser shall not: (i) misrepresent to any Person the scope of its authority under this License, (ii) incur or authorize any expenses or liabilities chargeable to Seller, or (iii) take any actions that would impose upon Seller any obligation or liability to a Third Party other than obligations under this License, or other obligations which Seller expressly approves in writing for Purchaser to incur on its behalf.

(d) Purchaser shall have adopted a customer facing corporate identity of its own by the Closing Date.

(e) In all external communications involving any use of the Licensed Marks on Corporate Identity Materials, Purchaser shall use reasonable best efforts to avoid confusion regarding the source of the communications.

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ARTICLE III

PERMITTED SUBLICENSES

3.1 SUBLICENSES TO SUBSIDIARIES

(a) Subject to the terms and conditions of this License, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this License, Purchaser may grant sublicenses to its Subsidiaries to use the Licensed Marks in accordance with the license grant in Section 2.1 above; provided, that: (a) Purchaser enters into a written sublicense agreement with each such Subsidiary sublicensee, and (b) such agreement does not include the right to grant further sublicenses except to other Subsidiaries of Purchaser pursuant to written sublicense agreements. If Purchaser or one of Purchaser’s Subsidiaries grants any sublicense rights pursuant to this Section 3.1 and any such sublicensed Subsidiary ceases to be a Subsidiary, then the sublicense granted to such Subsidiary pursuant to this Section 3.1 shall terminate immediately upon the date of such cessation.

(b) Notwithstanding the foregoing, subject to the terms and conditions of this License, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this License, and subject to the closing of a contemplated transaction between Avago Technologies Limited, Purchaser’s parent company (“Avago”), and Palau Acquisition Corporation for purchase of Avago’s storage business, Purchaser may grant a sublicense to Palau Acquisition Corporation (“Palau”) for the Licensed Marks as described in and pursuant to a Trademark License Agreement (“Trademark Sublicense”) between Palau and Purchaser, which is attached in its entirety as Exhibit A hereto.

(c) Seller acknowledges that Avago may enter into similar transactions to sell business lines of Avago in future. Associated with such sales and effective only upon the closing of such sales, and subject to the terms and conditions of this License, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this License, Seller agrees that upon reasonable advance written notice, and subject to Seller’s consent (such consent not to be unreasonably conditioned, delayed or withheld), Purchaser may grant further Trademark Sublicenses to any such acquirors pursuant to written agreements substantially in the form of, and no less protective of Seller’s interests than, the Trademark Sublicense set forth in Exhibit A; provided that the calculation of the license periods in any such Trademark Sublicenses cannot extend beyond the license periods for Purchaser’s licenses under Section 10.5 of the License.

3.2 AUTHORIZED DEALERS’ USE OF MARKS. Subject to the terms and conditions of this License, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this License, Purchaser (and those Subsidiaries sublicensed to use the Licensed Marks pursuant to Section 3.1) may allow Authorized Dealers, and may allow such Authorized Dealers to allow other Authorized Dealers, to Sell or otherwise distribute Collateral Materials and Licensed Products bearing the Licensed Marks, provided that such Authorized Dealers execute written agreements with Purchaser (or its Subsidiaries) that impose upon such Authorized Dealers an obligation of full compliance with all relevant provisions of this License.

3.3 ENFORCEMENT OF AGREEMENTS. Purchaser shall take all reasonably appropriate measures at Purchaser’s expense promptly and diligently to enforce the terms of any sublicense agreement or other agreement with any Subsidiary or Authorized Dealer and shall

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restrain any such Subsidiary or Authorized Dealer from violating such terms, including without limitation: (a) monitoring the Subsidiaries’ and Authorized Dealers’ compliance with the relevant Trademark Usage Guidelines and Quality Standards and causing any non-complying Subsidiary or Authorized Dealer promptly to remedy any failure, (b) if need be, terminating such agreement, and/or (c) if need be, commencing legal action. In each case, Purchaser shall use a standard of care consistent with Seller’s practices as of the Closing Date, but in no case using a standard of care less than what is reasonable in the industry.

ARTICLE IV

TRADEMARK USAGE GUIDELINES

4.1 TRADEMARK USAGE GUIDELINES. Purchaser, its Subsidiaries and Authorized Dealers shall use the Licensed Marks during the Term only in a manner that is consistent with the Trademark Usage Guidelines.

4.2 TRADEMARK REVIEWS. At Seller’s reasonable request, Purchaser agrees to furnish or make available for inspection to Seller samples of all Licensed Products, Collateral Materials and Marketing Materials of Purchaser and its Subsidiaries that are marked with one or more of the Licensed Marks. Purchaser further agrees to take reasonably appropriate measures to require its Authorized Dealers to furnish or make available for inspection to Purchaser samples of all Marketing Materials and Collateral Materials of its Authorized Dealers. If Purchaser is notified or reasonably determines that it or any of its Subsidiaries or Authorized Dealers is not complying with any Trademark Usage Guidelines, it shall notify Seller and the provisions of Article V and Section 3.3 hereof shall apply to such noncompliance.

ARTICLE V

TRADEMARK USAGE GUIDELINES ENFORCEMENT

5.1 INITIAL CURE PERIOD. If Seller becomes aware that Purchaser or any Subsidiary is not complying with any Trademark Usage Guidelines, Seller shall notify Purchaser in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Purchaser shall then have thirty (30) days after receipt of such notice (“Guideline Initial Cure Period”) to correct such noncompliance or submit to Seller a written plan to correct such noncompliance, which written plan is reasonably acceptable to Seller, unless Seller previously affirmatively concurs in writing, in its sole discretion, that Purchaser or its Subsidiary is not in noncompliance. If Seller or Purchaser becomes aware that an Authorized Dealer is not complying with any Trademark Usage Guidelines, Purchaser (but not Seller) shall promptly notify such Authorized Dealer in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Such Authorized Dealer shall then have the Guideline Initial Cure Period to correct such noncompliance or submit to Purchaser a written plan to correct such noncompliance, which written plan is reasonably acceptable to Purchaser and Seller.

5.2 SECOND CURE PERIOD. If the noncompliance with the Trademark Usage Guidelines continues beyond the Guideline Initial Cure Period, Purchaser and Seller shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have fifteen (15) days following the expiration of

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the Guideline Initial Cure Period to agree on corrective actions, and Purchaser shall have fifteen (15) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance (“Second Guideline Cure Period”).

5.3 FINAL CURE PERIOD. If the noncompliance with the Trademark Usage Guidelines by Purchaser or any Subsidiary (as the case may be) remains uncured after the expiration of the Second Guideline Cure Period, then at Seller’s election, Purchaser or the non-complying Subsidiary (as the case may be) promptly shall cease using the non-complying Collateral Materials until Seller reasonably determines that Purchaser or the non-complying Subsidiary (as the case may be) has demonstrated its ability and commitment to comply with the Trademark Usage Guidelines. If the noncompliance with the Trademark Usage Guidelines by an Authorized Dealer remains uncured after the expiration of the Second Guideline Cure Period, then at Purchaser’s election, such Authorized Dealer promptly shall cease using the non-complying Collateral Materials and/or Marketing Materials until Purchaser determines that such Authorized Dealer has demonstrated its ability and commitment to comply with the Trademark Usage Guidelines. Nothing in this Article V shall be deemed to limit Purchaser’s obligations under Section 3.3 above or to preclude Seller from exercising any rights or remedies under Section 3.3 above.

ARTICLE VI

QUALITY STANDARDS

6.1 GENERAL. Purchaser acknowledges that the Licensed Products permitted by this License to be marked with one or more of the Licensed Marks must continue to be of sufficiently high quality as to provide protection of the Licensed Marks and the goodwill they symbolize.

6.2 QUALITY STANDARDS. Purchaser and its Subsidiaries shall use the Licensed Marks only on and in connection with Licensed Products that meet or exceed in all respects the Quality Standards.

6.3 QUALITY CONTROL REVIEWS. At Seller’s reasonable request, Purchaser agrees to furnish or make available to Seller for inspection sample Licensed Products marked with one or more of the Licensed Marks. If Purchaser is notified or reasonably determines that it or any of its Subsidiaries is not complying with any Quality Standards, it shall notify Seller and the provisions of Article VII and Section 2.3 shall apply to such noncompliance.

ARTICLE VII

QUALITY STANDARD ENFORCEMENT

7.1 INITIAL CURE PERIOD. If Seller becomes aware that Purchaser or any Subsidiary is not complying with any Quality Standard, Seller shall notify Purchaser in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Following receipt of such notice, Purchaser shall make an inquiry promptly and in good faith concerning each instance of noncompliance described in the notice. Purchaser shall then have thirty (30) days after receipt of such notice (“Initial Cure Period”) to correct such noncompliance or submit to Seller a written plan to correct such

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noncompliance, which written plan is reasonably acceptable to Seller, unless Seller previously affirmatively concurs in writing, in its sole discretion, that Purchaser or its Subsidiaries is not in noncompliance.

7.2 SECOND CURE PERIOD. If the said noncompliance with the Quality Standards continues beyond the Initial Cure Period, Purchaser and Seller shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have fifteen (15) days following the expiration of the Initial Cure Period to agree on corrective actions, and Purchaser shall have fifteen (15) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance (“Second Cure Period”).

7.3 FINAL CURE PERIOD. If the said noncompliance with the Quality Standards by Purchaser or any Subsidiary (as the case may be) remains uncured after the expiration of the Second Cure Period, then at Seller’s election, Purchaser or the non-complying Subsidiary (as the case may be) promptly shall cease offering the non-complying Licensed Products under the Licensed Marks until Seller reasonably determines that Purchaser, or the non-complying Subsidiary (as the case may be) has reasonably demonstrated its ability and commitment to comply with the Quality Standards. Nothing in this Article VII shall be deemed to limit Purchaser’s obligations under Section 3.3 above.

ARTICLE VIII

PROTECTION OF LICENSED MARKS

8.1 OWNERSHIP AND RIGHTS. Purchaser agrees not to challenge the ownership or validity of the Licensed Marks. Purchaser shall not disparage, dilute or adversely affect the validity of the Licensed Marks. Purchaser’s use of the Licensed Marks shall inure exclusively to the benefit of Seller and Purchaser shall not acquire or assert any rights therein. Purchaser recognizes the value of the goodwill associated with the Licensed Marks, and that the Licensed Marks may have acquired secondary meaning in the minds of the public.

8.2 PROTECTION OF MARKS. Purchaser shall assist Seller, at Seller’s request and expense, in the procurement and maintenance of Seller’s respective intellectual property rights in the Licensed Marks. Purchaser will not grant or attempt to grant a security interest in the Licensed Marks or record any such security interest in the United States Patent and Trademark Office or elsewhere against any Trademark application or registration belonging to Seller. Purchaser agrees to, and to cause its Subsidiaries to, execute all documents reasonably requested by Seller to effect further registration of, maintenance and renewal of the Licensed Marks, recordation of the license relationship between Seller and Purchaser, and recordation of Purchaser as a registered user. Seller makes no warranty or representation that Trademark registrations have been or will be applied for, secured or maintained in the Licensed Marks throughout, or anywhere within, the world. Purchaser shall cause to appear on all Licensed Products, all Marketing Materials and all Collateral Materials, such legends, markings and notices as may be required by applicable law or reasonably requested by Seller.

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8.3 SIMILAR MARKS. Purchaser agrees not to use or register in any country any Trademark that infringes on the rights of Seller in the Licensed Marks, or any element thereof. If any application for registration is, or has been, filed in any country by Purchaser which relates to any Trademark that infringes the rights of Seller in the Licensed Marks, Purchaser shall immediately abandon any such application or registration or assign it to Seller. Purchaser may not adopt any trademarks incorporating the root “Agil” or any other trademark similar to the Licensed Trademarks. Purchaser shall not challenge Seller’s ownership of or the validity of the Licensed Marks or any application for registration thereof throughout the world. Purchaser shall not use or register in any country or jurisdiction, or permit others to use or register on its behalf in any country or jurisdiction, any copyright, domain name, telephone number, keyword, metatag, other electronic identifier or any other intellectual property right, whether recognized currently or in the future, or any other designation which would affect the ownership or rights of Seller in and to the Licensed Marks, or otherwise take any action which would adversely affect any of such ownership rights, or assist anyone else in doing so. Purchaser shall cause its Subsidiaries and Authorized Dealers to comply with the provisions of this Section 8.3.

8.4 INFRINGEMENT PROCEEDINGS. In the event that the Purchaser learns, during the Term of this License, of any infringement or threatened infringement of the Licensed Marks, or any unfair competition, passing-off or dilution with respect to the Licensed Marks, Purchaser shall immediately notify Seller or its authorized representative giving particulars thereof, and Purchaser shall provide necessary information and assistance to Seller or its authorized representatives at Seller’s expense in the event that Seller decides that proceedings should be commenced. Notwithstanding the foregoing, Purchaser is not obligated to monitor or police use of the Licensed Marks by Third Parties other than as specifically set forth in Section 3.3 hereof. Except for those actions initiated by Purchaser pursuant to Section 3.3 hereof to enforce any sublicense or other agreement with any Subsidiary or Authorized Dealer, Seller shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings. The decision whether to bring, maintain or settle any such proceedings shall be at the exclusive option and expense of Seller, and all recoveries shall belong exclusively to Seller. Purchaser shall not and shall have no right to initiate any litigation, opposition, cancellation or related legal proceedings with respect to the Licensed Marks in its own name (except for those actions initiated by Purchaser pursuant to Section 3.3 hereof), but, at Seller’s request, agrees to cooperate with Seller at Seller’s expense to enforce its rights in the Licensed Marks, including to join or be joined as a party in any action taken by Seller against a third party for infringement or threatened infringement of the Licensed Marks, to the extent such joinder is required under mandatory local law for the prosecution of such an action. Seller shall incur no liability to Purchaser or any other Person under any legal theory by reason of Seller’s failure or refusal to prosecute or by Seller’s refusal to permit Purchaser to prosecute, any alleged infringement by Third Parties, nor by reason of any settlement to which Seller may agree.

ARTICLE IX

CONFIDENTIALITY

9.1 CONFIDENTIAL INFORMATION. The parties hereto expressly acknowledge and agree that all information, whether written or oral, furnished by either party to the other party or any Subsidiary of such other party pursuant to this License (“Confidential Information”) shall be deemed to be confidential and shall be maintained by each party and their respective Subsidiaries in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed

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would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Except as authorized in writing by the other party, neither party shall at any time disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity: (a) except as may reasonably be required in connection with the performance of this License by Purchaser, Seller or its respective Subsidiaries, as the case may be, and (b) except as may reasonably be required after the Closing Date by Purchaser or its Subsidiaries in connection with the use of the Licensed Marks or operation of the Business, and (c) except to the parties’ agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality, and (d) in the course of due diligence in connection with the sale of all or a portion of either party’s business provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to Sections 9.1 and 9.2 hereof.

9.2 EXCEPTIONS. The obligation not to disclose information under Section 9.1 hereof shall not apply to information that, as of the Closing Date or thereafter: (a) is or becomes generally available to the public other than as a result of disclosure made after the execution of the APA by the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof, (b) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis, (c) is or becomes available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Subsidiaries, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Subsidiaries or by legal, fiduciary or ethical constraints on disclosure of such information, or (d) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in Section 9.1 shall limit in any respect either party’s ability to disclose information in connection with the enforcement by such party of its rights under this License; provided that the proviso of clause (d) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

9.3 DURATION. The obligations of the parties set forth in this Article IX, with respect to the protection of Confidential Information, shall remain in effect until five years after: (a) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (ii) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

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ARTICLE X

TERM OF LICENSE

10.1 The term of the license granted pursuant to Section 2.1 hereof shall begin on the Closing Date and, unless terminated sooner pursuant to the provisions of Article XII hereof, shall last for the periods set forth in Section 10.5 below.

10.2 “Term” as used herein means the foregoing periods of permissible use for the Licensed Marks.

10.3 “Non-Customer-Facing Parts” means tangible parts whose branding is not visible to end consumers in the ordinary course of use. For the avoidance of doubt, “ordinary course of business” includes normal inspection, use, calibration, maintenance, service, repair and/or failure analysis.

10.4 “Seller Branded Products” means Licensed Products on or in connection with which the Licensed Marks are used, unless such use is solely on Non-Customer-Facing Parts. Trademarks are in use “on or in connection with” a given Licensed Product if they are used on the Licensed Product itself or on Collateral Materials associated with such Licensed Product.

10.5 Purchaser agrees to discontinue all use of the Licensed Marks as quickly as is commercially reasonable. Without limiting the foregoing, Purchaser shall have the right to use said Trademarks according to the following conditions and schedule, with which Purchaser shall comply strictly:

(a) For the thirty (30) days following the Closing Date, Purchaser may use the Licensed Marks in connection with Corporate Identity Materials used for external communication which are maintained in digital format and/or as published on any website maintained by the Purchaser in connection with the conduct of the Business, on a royalty free basis;

(b) For the three (3) months following the Closing Date, Purchaser may use up any tangible stock of Corporate Identity Materials such as business cards, letterhead, stationery, paper stock and other supplies, in connection with the conduct of the Business on a royalty free basis, but only with respect to such items that, as of the Closing Date, are in hand or on order, and in all cases subject to Purchaser’s compliance with Section 2.3(e) above;

(c) For the six (6) months following the Closing Date, Purchaser may use the Licensed Marks in any external signage on a royalty free basis, provided such signage was in use as of the Closing Date;

(d) As of the dates set forth in Section 10.5(a)-(c), Purchaser must cease all use of the Licensed Marks in connection with Corporate Identity Materials;

(e) For the six (6) months following the Closing Date, Purchaser may use the Licensed Marks in Marketing Materials on a royalty free basis;

(f) As of six (6) months from the Closing Date, Purchaser must cease all use of Licensed Marks in Marketing Materials;

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(g) For the twenty-four (24) months following the Closing Date, Purchaser may use the Licensed Marks on a royalty free basis on or in connection with the Seller Branded Products manufactured by Seller prior to the Closing Date or manufactured by Purchaser within the eighteen (18) months following the Closing Date;

(h) As of thirty-six (36) months following the Closing Date, Purchaser must cease all use of Licensed Marks on or in connection with all Seller Branded Products. Except as would be a violation of law, any Non-Customer-Facing Parts bearing the Licensed Marks manufactured more than thirty-six (36) months after the Closing Date shall bear a prominent label indicating that they are manufactured by Purchaser and, unless commercially unreasonable, such label shall cover the Licensed Marks on such part.

(i) Notwithstanding Section 10.5(f)-(h), Purchaser may continue to use the Seller part number alphanumerics beginning with the letter “A” (“Seller Part Numbers”) on or in connection with any Licensed Product or Semiconductor Products within the same Family as a Licensed Product until that Family is discontinued or obsoleted. For the avoidance of doubt, it is understood and agreed that this License does not purport to restrict Purchaser’s use of any part number that does not begin with the letter “A”.

10.6 Purchaser agrees to provide written confirmation of compliance with the License Term at thirty (30) days, three (3) months, six (6), eighteen (18), and thirty-six (36) months. Purchaser shall also advise Seller when it has discontinued use of all remaining Non-Customer-Facing Parts bearing the Licensed Marks and discontinued or obsoleted all Families of Licensed Products.

10.7 Except as would be a violation of Law, Purchaser agrees to notify all consumers receiving parts and materials bearing the Licensed Marks that Purchaser is the source of and is the proper contact for such Licensed Products, Collateral Materials, parts and materials.

10.8 It is understood and agreed that it shall not be a violation of this License for Purchaser, its Subsidiaries or Authorized Dealers, at any time after the Term, to make accurate references to the fact that Purchaser has succeeded to the business of Seller with respect to the Licensed Products, or to advertise or promote its or their provision of maintenance services or supply of spare parts for Licensed Products previously sold under any of the Licensed Marks, provided that Purchaser, its Subsidiaries and Authorized Dealers do not in connection therewith suggest any affiliation with Seller, do not claim to be authorized by Seller in any manner with respect to such activities, and do not brand any Semiconductor Products, Marketing Materials, Collateral Materials or parts Sold after the Term with any of the Licensed Marks in a manner that is inconsistent with this ARTICLE X.

ARTICLE XI

ROYALTIES

11.1 ROYALTIES.

(a) Upon any Sale occurring: (i) less than thirty-six (36) months after the Closing Date by Purchaser or its Subsidiaries of Seller Branded Products manufactured by Purchaser more than eighteen (18) months after the Closing Date, or (ii) more than twenty-four

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months and less than thirty-six (36) months after the Closing Date by Purchaser or its Subsidiaries of Seller Branded Products (other than repaired, refurbished or reconstructed Seller Branded Products or repair parts) manufactured by Seller prior to the Closing Date or by Purchaser less than eighteen (18) months after the Closing Date, Purchaser shall pay to Seller a five (5)% royalty on the Net Sales earned by Purchaser in each Seller fiscal quarter as a result of such Sale.

(b) As used in this Article XI, “Net Sales” means the gross invoice price from: (i) royalty-bearing Sales under Section 11.1(a) above, in any case less: (1) charges for handling, freight, sales taxes, insurance costs and import duties where such items are included in the invoiced price, (2) point-of-sale credits (or other similar adjustments to price) granted to independent distributors, and (3) credits actually granted or refunds actually given for returns during such Seller fiscal quarter. In the event that the foregoing Seller Branded Products are Sold for no or nominal consideration or to a Subsidiary, Authorized Dealer, affiliated company or in any other circumstances in which the selling price is established on other than an arms-length basis, the Net Sales on such Sales shall be determined on the average selling price earned by Seller during the preceding Seller fiscal quarter on Sales of like volumes of the applicable Seller Branded Products to unaffiliated customers in arms-length sales. However, in the event that the foregoing Seller Branded Products are Sold to Seller’s Subsidiaries, Authorized Dealers or affiliated companies for resale to Third Parties, then the royalties will be based on Net Sales from the Subsidiaries, Authorized Dealers or affiliated companies to the Third Parties and no royalties will be due on the Sales to the Subsidiaries, Authorized Dealers or affiliated companies.

(c) For the purposes of clarification, no royalty is due under this Article XI for uses of the Licensed Marks that are covered by Section 10.8. Also, no royalties will accrue at any time for the use of Seller Part Numbers.

11.2 PAYMENTS AND ACCOUNTING.

(a) With respect to the royalties set forth herein, Seller shall keep full, clear and accurate records until otherwise provided in Section 11.2(b). These records shall be retained for a period of three (3) years from the date of payment notwithstanding the expiration or other termination of this License. Purchaser shall have the right, through a mutually agreed upon independent certified public accountant (consent to which shall not be unreasonably withheld or delayed by Purchaser), and at Seller’s expense, to examine and audit, not more than once a year, and during normal business hours, all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to Seller under this License. Prompt adjustment shall be made by either party to compensate for any errors and/or omissions disclosed by such examination or audit. Should any such error and/or omission result in an underpayment of more than five percent (5%) of the total royalties due for the period under audit, Purchaser shall, upon Seller’s request, pay for the cost of the audit and pay Seller an additional fee equal to a compound annual interest rate of ten percent (10%) of such error and/or omission.

(b) Within forty-five (45) days after the end of each Purchaser fiscal quarter, Purchaser shall furnish to Seller a statement in suitable form showing all Seller Branded Products subject to royalties that were sold, during such quarter, and the amount of royalty payable

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thereon. If no Licensed Products or services subject to royalty have been sold, that fact shall be shown on such statement. Also, within such forty-five (45) days, Purchaser shall pay to Seller the royalties payable hereunder for such quarter. Purchaser and Seller will determine the form of the statement prior to submission of the first such statement. All royalty and other payments to Seller hereunder shall be in United States dollars. Royalties based on sales in other currencies shall be converted to United States dollars according to the official rate of exchange for that currency, as published in the Wall Street Journal on the last day of the calendar month in which the royalty accrued (or, if not published on that day, the last publication day for the Wall Street Journal during that month). If two consecutive Purchaser fiscal quarters pass in which no royalties are due under this License and Purchaser reasonably believes no royalties will be due, the obligations pursuant to this Article XI shall terminate. If Purchaser resumes sale of Seller Branded Products that are subject to royalties, the obligations of this Article XI shall automatically resume.

ARTICLE XII

TERMINATION

12.1 VOLUNTARY TERMINATION. By written notice to Seller, Purchaser may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by Seller. Such notice shall specify the effective date of such termination and shall clearly specify any affected Licensed Marks and Licensed Products.

12.2 SURVIVAL. Any voluntary termination of licenses and rights of Purchaser under Section 12.1 hereof shall not affect Purchaser’s licenses and rights with respect to any Licensed Products made or furnished prior to such termination.

ARTICLE XIII

DISPUTE RESOLUTION

13.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this License through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties’ first tier negotiating teams (as determined by each party’s Director of Intellectual Property (or person holding a similar position or title) or his or her delegate) shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties’ second tier negotiating teams (as determined by each party’s Director of Intellectual Property or his or her delegate) shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 13.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 13.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

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13.2 NONBINDING MEDIATION. In the event that any dispute or claim arising out of or related to this License is not settled by the parties within fifteen (15) days after the first meeting of the second tier negotiating teams under Section 13.1 hereof, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 13.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules, and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

13.3 PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 13.3, the parties agree to continue to attempt to resolve any dispute or claim according to the terms of Sections 13.1 and 13.2 hereof during the course of such litigation proceedings under this Section 13.3.

ARTICLE XIV

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ANY OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1 DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE APA, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL LICENSED MARKS AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR FURNISHED HEREUNDER ARE LICENSED OR FURNISHED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Except as otherwise set forth herein or in the APA, neither Seller nor any of its Subsidiaries makes any warranty or representation as to the validity of any Trademark licensed by it to Purchaser or any warranty or representation that any use of any Trademark with respect to any Licensed Product or service will be free from infringement of any rights of any Third Party.

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15.2 NO IMPLIED LICENSES. Nothing contained in this License shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this License with respect to the Licensed Marks. Neither party is required hereunder to furnish or disclose to the other any information (including copies of registrations of the Trademarks), except as specifically provided herein or in the APA.

15.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any of the Licensed Marks or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of the Licensed Marks. Purchaser shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Marks.

15.4 NO OBLIGATION TO OBTAIN OR MAINTAIN MARKS. Neither party, nor any of its Subsidiaries, is obligated to: (a) file any application for registration of any Trademark, or to secure any rights in any Trademarks, (b) maintain any Trademark registration, or (c) provide any assistance, except for the obligations expressly assumed in this License.

15.5 ENTIRE AGREEMENT. This License and the APA constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent there is a conflict between this License and the APA between the parties, the terms of the APA shall govern, provided, however, that the terms of this License shall govern with respect to: (a) Article IX with respect to Confidential Information transferred or disclosed pursuant to this License, (b) Article XI concerning royalties and audits due under this license, (c) Article XII with respect to termination of the licenses granted hereunder, (d) Article XIII concerning dispute resolution, (e) Article XIV solely with respect to intellectual property that is licensed by one party to another party pursuant to this License, (f) Section 15.7 concerning notice, and (g) Section 15.8 concerning assignment or transfer of rights or obligations arising under this License. In addition, in the event of a conflict between this License and the Trademark Usage Guidelines or the Quality Standards, this License shall prevail.

15.6 SECTION HEADINGS; TABLE OF CONTENTS. The section headings contained in this License and the Table of Contents to this License are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this License.

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15.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by

e-mail with receipt confirmed by return e-mail to the respective parties as follows:

If to Seller:

Agilent Technologies, Inc.

395 Page Mill Road, MS A3-10

P.O. Box 10395

Palo Alto, California 94303-0870

Attention:	Vice President, Associate General Counsel and
Director of Intellectual Property

Telecopy: +1 (650) 752-5742

If to Purchaser:

Avago Technologies General IP (Singapore) Pte. Ltd.

c/o Silver Lake Partners

2725 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Attention: Kenneth Y. Hao

Fax: (650) 234-2593

with copies to:

Kohlberg Kravis Roberts & Co.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: Adam H. Clammer

Fax: (650) 233-6548

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Peter F. Kerman, Esq.

Anthony J. Richmond, Esq.

Fax: (650) 463-2600

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day (as defined in the APA) following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed.

15.8 NONASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this License, without the other party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding

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the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer any or all of its rights or obligations under this License to one or more Subsidiaries of such party; provided, however, that no such assignment or transfer shall release the assigning party from any of its liabilities or obligations hereunder. Without limiting the foregoing, this License will be binding upon and inure to the benefit of the parties and their permitted successors and assigns. Notwithstanding any other provision in this License to the contrary, Purchaser may transfer its rights under this License to use Seller Part Numbers for Semiconductor Products or Families to an acquirer of all or part of the Business, with reasonable written notice to Seller, provided that the transfer is explicitly made subject to the same terms and conditions regarding the use of Seller Part Numbers as set forth herein, and provided that the transferee agrees to be bound by the choice of law and consent to jurisdiction provisions applicable to this License.

15.9 SEVERABILITY. If any provision of this License shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this License shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

15.10 AMENDMENT; WAIVER; REMEDIES CUMULATIVE. This License, including this provision of this License, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this License, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this License, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this License and the APA. The waiver by any party hereto of a breach of any provision of this License shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this License are cumulative to, and not exclusive of, any rights or remedies otherwise available.

15.11 COUNTERPARTS. This License may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 15.11, provided that receipt of copies of such counterparts is confirmed.

[SIGNATURE PAGE FOLLOWS]

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WHEREFORE, the parties have signed this Manufacturing Trademark License Agreement effective as of the Closing Date first set forth above.

AGILENT TECHNOLOGIES, INC.	AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.

By:	By:
Name:	Name:
Title:	Title:

[SIGNATURE PAGE TO THE MANUFACTURING TRADEMARK LICENSE AGREEMENT]

Attachment 3

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“License”) is effective as of the Closing Date (as defined in the PSA), between Avago Technologies General IP (Singapore) Pte. Ltd., a Singapore corporation (“Seller”), and Palau Acquisition Corporation, a corporation incorporated under the laws of Delaware (“Purchaser”).

WHEREAS, Seller and certain Affiliates of Seller are engaged in, among other things, the manufacturing and distribution of Licensed Products;

WHEREAS, Seller and Purchaser have entered into a Purchase and Sale Agreement, dated as of October 28, 2005 (“PSA”), pursuant to which Purchaser shall purchase and assume, and Seller, through itself and one or more of its Affiliates, shall sell, transfer and assign substantially all of the assets and liabilities of the Business (as defined in the PSA) to Purchaser; and

WHEREAS, in connection with the foregoing, Seller desires to grant to Purchaser a license to use certain other Trademarks (as defined in the PSA) pursuant to rights granted to Seller by Agilent Technologies, Inc.;

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE I

DEFINITIONS

For the purpose of this License, unless specifically defined otherwise in this License, all defined terms will have the meanings set forth in the PSA:

1.1 AGILENT. “Agilent” means Agilent Technologies, Inc. and/or any of its subsidiaries.

1.2 AUTHORIZED DEALERS. “Authorized Dealers” means any distributor, dealer, OEM customer, VAR customer, VAD customer, systems integrator or other agent that on or after the Closing Date is authorized by Purchaser or any of its Subsidiaries to market, advertise, sell, lease, rent, service or otherwise offer Licensed Products.

1.3 COLLATERAL MATERIALS. “Collateral Materials” means all packaging, tags, labels, instructions, warranties, Licensed Product data sheets, descriptions and specifications (including online versions thereof), and other materials of any similar type associated with the Licensed Products that are marked with at least one of the Licensed Marks.

CORPORATE IDENTITY MATERIALS. “Corporate Identity Materials” means materials that are not Licensed Products or Licensed Product-related and that Purchaser may now or hereafter use to communicate its identity, including, by way of example and without limitation, business cards, letterhead, stationery, paper stock and other supplies, signage on real property, buildings, fleet and uniforms.

1.4 FAMILY. “Family” means Storage Products with similar specifications and functions to a Licensed Product, which are intentionally associated with one or more other Licensed Products and which are intended to perform similar functions. Members of the same Family of Licensed Products communicate this connection to customers by using sequential or related part numbers, similar or related product names or descriptions, and the like.

1.5 LICENSED MARKS. “Licensed Marks” means the Trademarks listed on Attachment 1 to this License.

1.6 LICENSED PRODUCTS. “Licensed Products” means any Storage Product that was commercially sold or offered for sale by Seller immediately prior to the Closing Date and rights to which have been transferred to Purchaser under the PSA, and new versions thereof that have merely minor incremental differences from any such Storage Product. Licensed Products shall also include maintenance (whether diagnostic, preventive, remedial, warranty or non-warranty), support and similar services associated with Licensed Products, pursuant to maintenance contracts or otherwise.

1.7 MARKETING MATERIALS. “Marketing Materials” means advertising, promotions, display fixtures or any of any similar type of literature or things, in any medium, for the marketing, promotion or advertising of the Licensed Products or parts therefore that are marked with at least one of the Licensed Marks.

1.8 PERSON. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

1.9 QUALITY STANDARDS. “Quality Standards” means written standards of quality applicable to the Licensed Products, as in use by Agilent immediately prior November 30, 2005, unless otherwise modified in writing by Agilent from time to time during the Term and communicated to Purchaser; such modified standards to be reasonably acceptable to Purchaser.

1.10 SELL. To “Sell” a product means to sell, transfer, lease or otherwise dispose of a product. “Sale” and “Sold” have the corollary meanings ascribed thereto.

1.11 TERM. “Term” means the term defined in Article X of this License.

1.12 THIRD PARTY. “Third Party” means a Person other than Agilent, Seller and its Subsidiaries and Affiliates or Purchaser and its Subsidiaries.

1.13 TRADEMARK USAGE GUIDELINES. “Trademark Usage Guidelines” means the written guidelines for proper usage of the Licensed Marks, as in use immediately prior to the Closing Date and located at: http://www.agilent.com/secure/agilentbrand/

User Name: brandid

Password: spark

for literature, packaging, exhibit standards, emarketing, learning products, web; and third party trademark use standards located at: http://www.agilent.com/secure/trademark/

User Name: trademark

Password: ez4u

and product labeling standards attached hereto as Attachment 2. All such guidelines may be revised and updated in writing at the sites listed above by Agilent from time to time during the Term; or by written communication to the Purchaser with regard to the product labeling standards. For avoidance of confusion with regard to product labeling embedded into the manufacturing process, any such labeling that was created by Agilent will be deemed to be in compliance with any product labeling standards, provided the embedded product labeling has not been altered by Seller or Purchaser.

ARTICLE II

LICENSES

2.1 LICENSE GRANT. Seller grants to Purchaser a personal, non-exclusive, worldwide and non-transferable (except as set forth in Section 15.8 hereof) license during the Term to use: (a) the Licensed Marks on or in connection with the Licensed Products and Collateral Materials in connection with the Sale and offer for Sale of such Licensed Products (or, in the case of Licensed Products in the form of software, in connection with licensing of such Licensed Products); (b) the Licensed Marks in Marketing Materials for the Licensed Products; (c) the Licensed Marks in connection with Corporate Identity Materials; and (d) Seller Part Numbers (as that term is defined in Section 10.5(g)) in connection with Licensed Products and any other Purchaser-manufactured Storage Product in the same Family. Seller covenants not to grant any licenses to any Third Party under the Licensed Marks in connection with the Sale or offer for Sale of Storage Products for use of the Licensed Marks within a period of twenty-four (24) months following the Closing Date.

2.2 LICENSE RESTRICTIONS.

(a) Once Purchaser abandons the use of all of the Licensed Marks on a particular Licensed Product, then Purchaser agrees that its license granted hereunder with respect to that Licensed Product shall thereupon terminate.

(b) Purchaser may not make any use whatsoever, in whole or in part, of the Licensed Marks, or any other Trademarks owned by Seller or Agilent, in connection with Purchaser’s corporate, doing business as, or fictitious name, or on Corporate Identity Materials, except as set forth in this License.

(c) Purchaser may not use any Licensed Mark in direct association with another Trademark such that the two Trademarks appear to be a single Trademark or in any other composite manner with any Trademarks of Purchaser or any Third Party.

(d) In all respects, Purchaser’s usage of the Licensed Marks during the Term pursuant to the license granted hereunder shall be in a manner consistent with the high standards, reputation and prestige of Agilent as represented by its use of the Licensed Marks, and any usage by Purchaser that is inconsistent with the foregoing shall be deemed to be outside the scope of the license granted hereunder. As a condition to the license granted hereunder, Purchaser shall at all times present, position and promote the Licensed Products marked with one or more of the Licensed Marks in a manner consistent with the high standards and prestige of Agilent.

2.3 LICENSEE UNDERTAKINGS. As a condition to the licenses granted hereunder, Purchaser undertakes to Seller that:

(a) Purchaser shall not use the Licensed Marks (or any other Trademark of Seller or Agilent) in any manner contrary to public morals, in any manner which is deceptive or misleading, which ridicules or is derogatory to the Licensed Marks, or which compromises or reflects unfavorably upon the goodwill, good name, reputation or image of Seller, Agilent or the Licensed Marks, or which might jeopardize or limit Seller’s or Agilent’s proprietary interest therein.

(b) Purchaser shall not use the Licensed Marks in connection with any products other than the Licensed Products, including without limitation any other products sold and/or manufactured by Purchaser. Notwithstanding the foregoing, Purchaser may use Seller Part Numbers in connection with Storage Products in a Family associated with a Licensed Product.

(c) Purchaser shall not: (i) misrepresent to any Person the scope of its authority under this License, or (ii) incur or authorize any expenses or liabilities chargeable to Seller or Agilent.

(d) Purchaser shall have adopted a customer facing corporate identity of its own by the Closing Date.

(e) In all external communications involving any use of the Licensed Marks on Corporate Identity Materials, Purchaser shall use reasonable best efforts to avoid confusion regarding the source of the communications.

ARTICLE III

PERMITTED SUBLICENSES

3.1 SUBLICENSES TO SUBSIDIARIES. Subject to the terms and conditions of this License, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this License, Purchaser may grant sublicenses to its Subsidiaries to use the Licensed Marks in accordance with the license grant in Section 2.1 above; provided, that: (a) Purchaser enters into a written sublicense agreement with each such Subsidiary sublicensee, and (b) such agreement does not include the right to grant further sublicenses, except as set forth in Section 3.2 below. If Purchaser grants any sublicense rights pursuant to this Section 3.1 and any such sublicensed Subsidiary ceases to be a Subsidiary, then the sublicense granted to such Subsidiary pursuant to this Section 3.1 shall terminate immediately upon the date of such cessation.

3.2 AUTHORIZED DEALERS’ USE OF MARKS. Subject to the terms and conditions of this License, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this License, Purchaser (and those Subsidiaries sublicensed to use the Licensed Marks pursuant to Section 3.1) may allow Authorized Dealers, and may allow such Authorized Dealers to allow other Authorized Dealers, to Sell or otherwise distribute Collateral Materials and Licensed Products bearing the Licensed Marks, provided that such Authorized Dealers execute written agreements with Purchaser (or its Subsidiaries) that impose upon such Authorized Dealers an obligation of full compliance with all relevant provisions of this License.

3.3 ENFORCEMENT OF AGREEMENTS. Purchaser shall take all reasonably appropriate measures at Purchaser’s expense promptly and diligently to enforce the terms of any sublicense agreement or other agreement with any Subsidiary or Authorized Dealer and shall restrain any such Subsidiary or Authorized Dealer from violating such terms, including without limitation: (a) monitoring the Subsidiaries’ and Authorized Dealers’ compliance with the relevant Trademark Usage Guidelines and Quality Standards and causing any non-complying Subsidiary or Authorized Dealer promptly to remedy any failure, (b) if need be, terminating such agreement, and/or (c) if need be, commencing legal action. In each case, Purchaser shall use a standard of care consistent with Seller’s practices as of the Closing Date, but in no case using a standard of care less than what is reasonable in the industry.

ARTICLE IV

TRADEMARK USAGE GUIDELINES

4.1 TRADEMARK USAGE GUIDELINES. Purchaser, its Subsidiaries and Authorized Dealers shall use the Licensed Marks during the Term only in a manner that is consistent with the Trademark Usage Guidelines.

4.2 TRADEMARK REVIEWS. At Seller’s reasonable request, Purchaser agrees to furnish or make available for inspection to Seller samples of all Licensed Products, Collateral Materials and Marketing Materials of Purchaser and its Subsidiaries that are marked with one or more of the Licensed Marks. Purchaser further agrees to take reasonably appropriate measures to require its Authorized Dealers to furnish or make available for inspection to Purchaser samples of all Marketing Materials and Collateral Materials of its Authorized Dealers. If Purchaser is notified or reasonably determines that it or any of its Subsidiaries or Authorized Dealers is not complying with any Trademark Usage Guidelines, it shall notify Seller and the provisions of Article V and Section 3.3 hereof shall apply to such noncompliance.

ARTICLE V

TRADEMARK USAGE GUIDELINES ENFORCEMENT

5.1 INITIAL CURE PERIOD. If Seller becomes aware that Purchaser or any Subsidiary is not complying with any Trademark Usage Guidelines, Seller shall notify Purchaser in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Purchaser shall then have thirty (30) days after receipt of such notice (“Guideline Initial Cure Period”) to correct such noncompliance or submit to Seller a written plan to correct such noncompliance, which written plan is reasonably acceptable to Seller, unless Seller previously affirmatively concurs in writing, in its sole discretion, that Purchaser or its Subsidiary is not in noncompliance. If Seller or Purchaser becomes aware that an Authorized Dealer is not complying with any Trademark Usage Guidelines, Purchaser (but not Seller) shall promptly notify such Authorized Dealer in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Such Authorized Dealer shall then have the Guideline Initial Cure Period to correct such noncompliance or submit to Purchaser a written plan to correct such noncompliance, which written plan is reasonably acceptable to Purchaser and Seller.

5.2 SECOND CURE PERIOD. If the noncompliance with the Trademark Usage Guidelines continues beyond the Guideline Initial Cure Period, Purchaser and Seller shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have fifteen (15) days following the expiration of the Guideline Initial Cure Period to agree on corrective actions, and Purchaser shall have fifteen (15) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance (“Second Guideline Cure Period”).

5.3 FINAL CURE PERIOD. If the noncompliance with the Trademark Usage Guidelines by Purchaser or any Subsidiary (as the case may be) remains uncured after the expiration of the Second Guideline Cure Period, then at Seller’s election, Purchaser or the non-complying Subsidiary (as the case may be) promptly shall cease using the non-complying Collateral Materials until Seller reasonably determines that Purchaser or the non-complying Subsidiary (as the case may be) has demonstrated its ability and commitment to comply with the Trademark Usage Guidelines. If the noncompliance with the Trademark Usage Guidelines by an Authorized Dealer remains uncured after the expiration of the Second Guideline Cure Period, then at Purchaser’s election, such Authorized Dealer promptly shall cease using the non-complying Collateral Materials and/or Marketing Materials until Purchaser determines that such Authorized Dealer has demonstrated its ability and commitment to comply with the Trademark Usage Guidelines. Nothing in this Article V shall be deemed to limit Purchaser’s obligations under Section 3.3 above or to preclude Seller from exercising any rights or remedies under Section 3.3 above.

ARTICLE VI

QUALITY STANDARDS

6.1 GENERAL. Purchaser acknowledges that the Licensed Products permitted by this License to be marked with one or more of the Licensed Marks must continue to be of sufficiently high quality as to provide protection of the Licensed Marks and the goodwill they symbolize.

6.2 QUALITY STANDARDS. Purchaser and its Subsidiaries shall use the Licensed Marks only on and in connection with Licensed Products that meet or exceed in all respects the Quality Standards.

6.3 QUALITY CONTROL REVIEWS. At Seller’s reasonable request, Purchaser agrees to furnish or make available to Seller for inspection sample Licensed Products marked with one or more of the Licensed Marks. If Purchaser is notified or reasonably determines that it or any of its Subsidiaries is not complying with any Quality Standards, it shall notify Seller and the provisions of Article VII and Section 2.3 shall apply to such noncompliance. Notwithstanding the foregoing, Seller agrees and acknowledges that all Agilent Branded Products that were acquired by Purchaser from Seller at Closing shall, without further investigation, be deemed to be of sufficient quality under this Article VI.

ARTICLE VII

QUALITY STANDARD ENFORCEMENT

7.1 INITIAL CURE PERIOD. If Seller becomes aware that Purchaser or any Subsidiary is not complying with any Quality Standard, Seller shall notify Purchaser in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Following receipt of such notice, Purchaser shall make an inquiry promptly and in good faith concerning each instance of noncompliance described in the notice. Purchaser shall then have thirty (30) days after receipt of such notice (“Initial Cure Period”) to correct such noncompliance or submit to Seller a written plan to correct such noncompliance, which written plan is reasonably acceptable to Seller, unless Seller previously affirmatively concurs in writing, in its sole discretion, that Purchaser or its Subsidiaries is not in noncompliance.

7.2 SECOND CURE PERIOD. If the said noncompliance with the Quality Standards continues beyond the Initial Cure Period, Purchaser and Seller shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have fifteen (15) days following the expiration of the Initial Cure Period to agree on corrective actions, and Purchaser shall have fifteen (15) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance (“Second Cure Period”).

7.3 FINAL CURE PERIOD. If the said noncompliance with the Quality Standards by Purchaser or any Subsidiary (as the case may be) remains uncured after the expiration of the Second Cure Period, then at Seller’s election, Purchaser or the non-complying Subsidiary (as the case may be) promptly shall cease offering the non-complying Licensed Products under the Licensed Marks until Seller reasonably determines that Purchaser, or the non-complying Subsidiary (as the case may be) has reasonably demonstrated its ability and commitment to comply with the Quality Standards. Nothing in this Article VII shall be deemed to limit Purchaser’s obligations under Section 3.3 above.

ARTICLE VIII

PROTECTION OF LICENSED MARKS

8.1 OWNERSHIP AND RIGHTS. Purchaser agrees not to challenge the ownership or validity of the Licensed Marks. Purchaser shall not disparage, dilute or adversely affect the validity of the Licensed Marks. Purchaser’s use of the Licensed Marks shall inure exclusively to the benefit of Agilent and Purchaser shall not acquire or assert any rights therein. Purchaser recognizes the value of the goodwill associated with the Licensed Marks, and that the Licensed Marks may have acquired secondary meaning in the minds of the public.

8.2 PROTECTION OF MARKS. Purchaser shall assist Seller, at Seller’s request and expense, in the procurement and maintenance of Seller’s or Agilent’s respective intellectual property rights in the Licensed Marks. Purchaser will not grant or attempt to grant a security interest in the Licensed Marks or record any such security interest in the United States Patent and Trademark Office or elsewhere against any Trademark application or registration belonging to Seller or Agilent. Purchaser agrees to, and to cause its Subsidiaries to, execute all documents reasonably requested by Seller to effect further registration of, maintenance and renewal of the Licensed Marks, recordation of the license relationship between Seller and Purchaser, and recordation of Purchaser as a registered user. Neither Seller nor Agilent makes any warranty or representation that Trademark registrations have been or will be applied for, secured or maintained in the Licensed Marks throughout, or anywhere within, the world. Purchaser shall cause to appear on all Licensed Products, all Marketing Materials and all Collateral Materials, such legends, markings and notices as may be required by applicable law or reasonably requested by Seller.

8.3 SIMILAR MARKS. Purchaser agrees not to use or register in any country any Trademark that infringes on the rights of Seller or Agilent in the Licensed Marks, or any element thereof. If any application for registration is, or has been, filed in any country by Purchaser which relates to any Trademark that infringes the rights of Seller or Agilent in the Licensed Marks, Purchaser shall immediately abandon any such application or registration or assign it to Agilent. Purchaser may not adopt any trademarks incorporating the root “Agil” or any other trademark similar to the Licensed Trademarks. Purchaser shall not challenge Agilent’s ownership of or the validity of the Licensed Marks or any application for registration thereof throughout the world. Purchaser shall not use or register in any country or jurisdiction, or permit others to use or register on its behalf in any country or jurisdiction, any copyright, domain name, telephone number, keyword, metatag, other electronic identifier or any other intellectual property right, whether recognized currently or in the future, or any other designation which would affect the ownership or rights of Agilent and Seller in and to the Licensed Marks, or otherwise take any action which would adversely affect any of such ownership rights, or assist anyone else in doing so. Purchaser shall cause its Subsidiaries and Authorized Dealers to comply with the provisions of this Section 8.3.

8.4 INFRINGEMENT PROCEEDINGS. In the event that the Purchaser learns, during the Term of this License, of any infringement or threatened infringement of the Licensed Marks, or any unfair competition, passing-off or dilution with respect to the Licensed Marks, Purchaser shall immediately notify Seller or its authorized representative giving particulars thereof, and Purchaser shall provide necessary information and assistance to Seller or its authorized representatives at Seller’s expense in the event that Seller decides that proceedings should be commenced. Notwithstanding the foregoing, Purchaser is not obligated to monitor or police use of the Licensed Marks by Third Parties other than as specifically set forth in Section 3.3 hereof. Except for those actions initiated by Purchaser pursuant to Section 3.3 hereof to enforce any sublicense or other agreement with any Subsidiary or Authorized Dealer, Seller shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings. The decision whether to bring, maintain or settle any such proceedings shall be at the exclusive option and expense of Seller, and all recoveries shall belong exclusively to Seller. Purchaser shall not and shall have no right to initiate any litigation, opposition, cancellation or related legal proceedings with respect to the Licensed Marks in its own name (except for those actions initiated by Purchaser pursuant to Section 3.3 hereof), but, at Seller’s request, agrees to cooperate with Seller and Agilent at Seller’s or Agilent’s expense to enforce its rights in the Licensed Marks, including to join or be joined as a party in any action taken by Seller or Agilent against a third party for infringement or threatened infringement of the Licensed Marks, to the extent such joinder is required under mandatory local law for the prosecution of such an action. Neither Agilent nor Seller shall incur any liability to Purchaser or any other Person under any legal theory by reason of Seller’s or Agilent’s failure or refusal to prosecute or by Seller’s or Agilent’s refusal to permit Purchaser to prosecute, any alleged infringement by Third Parties, nor by reason of any settlement to which Seller or Agilent may agree.

ARTICLE IX

CONFIDENTIALITY

9.1 CONFIDENTIAL INFORMATION. The parties hereto expressly acknowledge and agree that all information, whether written or oral, furnished by either party to the other party or any Subsidiary of such other party pursuant to this License (“Confidential Information”) shall be deemed to be confidential and shall be maintained by each party and their respective Subsidiaries in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Except as authorized in writing by the other party, neither party shall at any time disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity: (a) except as may reasonably be required in connection with the performance of this License by Purchaser, Seller or its respective Subsidiaries, as the case may be, (b) except as may reasonably be required after the Closing Date by Purchaser or its Subsidiaries in connection with the use of the Licensed Marks or operation of the Business, (c) except to the parties’ agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality, and (d) in the course of due diligence in connection with the sale of all or a portion of either party’s business, provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to Sections 9.1 and 9.2 hereof.

9.2 EXCEPTIONS. The obligation not to disclose information under Section 9.1 hereof shall not apply to information that, as of the Closing Date or thereafter: (a) is or becomes generally available to the public other than as a result of disclosure made after the execution of the PSA by the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof, (b) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis, (c) is or becomes available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Subsidiaries, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Subsidiaries or by legal, fiduciary or ethical constraints on disclosure of such information, or (d) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in Section 9.1 shall limit in any respect either party’s ability to disclose information in connection with the enforcement by such party of its rights under this License; provided that the proviso of clause (d) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

9.3 DURATION. The obligations of the parties set forth in this Article IX, with respect to the protection of Confidential Information, shall remain in effect until five (5) years after: (a) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (b) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

ARTICLE X

TERM OF LICENSE

10.1 The term of the license granted pursuant to Section 2.1 hereof shall begin on the Closing Date and, unless terminated sooner pursuant to the provisions of Article XII hereof, shall last for the periods set forth in Section 10.5 below.

10.2 “Term” as used herein means the foregoing periods of permissible use for the Licensed Marks.

10.3 “Non-Customer-Facing Parts” means tangible parts whose branding is not visible to end consumers in the ordinary course of use. For the avoidance of doubt, “ordinary course of business” includes normal inspection, use, calibration, maintenance, service, repair and/or failure analysis.

10.4 “Agilent Branded Products” means Licensed Products on or in connection with which the Licensed Marks are used, unless such use is solely on Non-Customer-Facing Parts. Trademarks are in use “on or in connection with” a given Licensed Product if they are used on the Licensed Product itself or on Collateral Materials associated with such Licensed Product.

10.5 Purchaser agrees to discontinue all use of the Licensed Marks as quickly as is commercially reasonable. Without limiting the foregoing, Purchaser shall have the right to use said Trademarks according to the following conditions and schedule, with which Purchaser shall comply strictly:

(a) Until May 31, 2006, Purchaser may use the Licensed Marks in any external signage on a royalty free basis; provided such signage was in use as of the Closing Date.

(b) As of the dates set forth in Section 10.5(a), Purchaser must cease all use of the Licensed Marks in connection with Corporate Identity Materials;

(c) Until May 30, 2006, Purchaser may use the Licensed Marks in Marketing Materials on a royalty free basis;

(d) As of May 30, 2006, Purchaser must cease all use of Licensed Marks in Marketing Materials;

(e) Until November 30, 2007, Purchaser may use the Licensed Marks on a royalty free basis on or in connection with the Agilent Branded Products manufactured by Seller or Agilent prior to the Closing Date or manufactured by Purchaser after the Closing Date and on or before May 31, 2007;

(f) As of November 30, 2008, Purchaser must cease all use of Licensed Marks on or in connection with all Agilent Branded Products. Except as would be a violation of law, any Non-Customer-Facing Parts bearing the Licensed Marks manufactured after November 30, 2008, shall bear a prominent label indicating that they are manufactured by Purchaser and, unless commercially unreasonable, such label shall cover the Licensed Marks on such part.

(g) Notwithstanding Section 10.5(e)-(f), Purchaser may continue to use the Seller part number alphanumerics beginning with the letter “A” (“Seller Part Numbers”) on or in connection with any Licensed Product or Storage Products within the same Family as a Licensed Product until that Family is discontinued or obsoleted. For the avoidance of doubt, it is understood and agreed that this License does not purport to restrict Purchaser’s use of any part number that does not begin with the letter “A”.

10.6 Purchaser agrees to provide written confirmation of compliance with the License Term on the dates specified above. Purchaser shall also advise Seller when it has discontinued use of all remaining Non-Customer-Facing Parts bearing the Licensed Marks and discontinued or obsoleted all Families of Licensed Products.

10.7 Except as would be a violation of Law, Purchaser agrees to notify all consumers receiving parts and materials bearing the Licensed Marks that Purchaser is the source of and is the proper contact for such Licensed Products, Collateral Materials, parts and materials.

10.8 It is understood and agreed that it shall not be a violation of this License for Purchaser, its Subsidiaries or Authorized Dealers, at any time after the Term, to make accurate references to the fact that Purchaser has succeeded to the business of Seller and Agilent with respect to the Licensed Products, or to advertise or promote its or their provision of maintenance services or supply of spare parts for Licensed Products previously sold under any of the Licensed Marks, provided that Purchaser, its Subsidiaries and Authorized Dealers do not in connection therewith suggest any affiliation with Seller or Agilent, do not claim to be authorized by Seller or Agilent in any manner with respect to such activities, and do not brand any Storage Products, Marketing Materials, Collateral Materials or parts Sold after the Term with any of the Licensed Marks in a manner that is inconsistent with this Article X.

ARTICLE XI

ROYALTIES

11.1 ROYALTIES.

(a) Upon any Sale occurring: (i) prior to the expiration of the license grant, by Purchaser or its Subsidiaries, of Agilent Branded Products manufactured by Purchaser more than eighteen (18) months after the Closing Date, or (ii) after November 30, 2007, and prior to the expiration of the license grant, by Purchaser or its Subsidiaries of Agilent Branded Products (other than repaired, refurbished or reconstructed Agilent Branded Products or repair parts) manufactured by Agilent or Seller prior to the Closing Date or by Purchaser on or before May 31, 2007, Purchaser shall pay to Seller a five percent (5%) royalty on the Net Sales earned by Purchaser in each Seller fiscal quarter as a result of such Sale.

(b) As used in this Article XI, “Net Sales” means the gross invoice price from: (i) royalty-bearing Sales under Section 11.1(a) above, in any case less: (i) charges for handling, freight, sales taxes, insurance costs and import duties where such items are included in the invoiced price, (ii) point-of-sale credits (or other similar adjustments to price) granted to independent distributors, and (iii) credits actually granted or refunds actually given for returns during such Seller fiscal quarter. In the event that the foregoing Agilent Branded Products are Sold for no or nominal consideration or to a Subsidiary, Authorized Dealer, affiliated company or in any other circumstances in which the selling price is established on other than an arms-length basis, the Net Sales on such Sales shall be determined on the average selling price earned by Seller during the preceding Seller fiscal quarter on Sales of like volumes of the applicable Agilent Branded Products to unaffiliated customers in arms-length sales. However, in the event that the foregoing Agilent Branded Products are Sold to Seller’s Subsidiaries, Authorized Dealers or affiliated companies for resale to Third Parties, then the royalties will be based on Net Sales from the Subsidiaries, Authorized Dealers or affiliated companies to the Third Parties and no royalties will be due on the Sales to the Subsidiaries, Authorized Dealers or affiliated companies.

(c) For the purposes of clarification, no royalty is due under this Article XI for uses of the Licensed Marks that are covered by Section 10.8. Also, no royalties will accrue at any time for the use of Seller Part Numbers.

11.2 PAYMENTS AND ACCOUNTING

(a) With respect to the royalties set forth herein, Purchaser shall keep full, clear and accurate records until otherwise provided in Section 11.2(b). These records shall be retained for a period of three (3) years from the date of payment notwithstanding the expiration or other termination of this License. Seller shall have the right, through a mutually agreed upon independent certified public accountant (consent to which shall not be unreasonably withheld or delayed by Purchaser), and at Seller’s expense, to examine and audit, not more than once a year, and during normal business hours, all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to Seller under this License. Prompt adjustment shall be made by either party to compensate for any errors and/or omissions disclosed by such examination or audit. Should any such error and/or omission result in an underpayment of more than five percent (5%) of the total royalties due for the period under audit, Purchaser shall, upon Seller’s request, pay for the cost of the audit and pay Seller an additional fee equal to a compound annual interest rate of ten percent (10%) of such error and/or omission.

(b) Within forty-five (45) days after the end of each Purchaser fiscal quarter, Purchaser shall furnish to Seller a statement in suitable form showing all Agilent Branded Products subject to royalties that were sold, during such quarter, and the amount of royalty payable thereon. If no Licensed Products or services subject to royalty have been sold, that fact shall be shown on such statement. Also, within such forty-five (45) days, Purchaser shall pay to Seller the royalties payable hereunder for such quarter. Purchaser and Seller will determine the form of the statement prior to submission of the first such statement. All royalty and other payments to Seller hereunder shall be in United States dollars. Royalties based on sales in other currencies shall be converted to United States dollars according to the official rate of exchange for that currency, as published in the Wall Street Journal on the last day of the calendar month in which the royalty accrued (or, if not published on that day, the last publication day for the Wall Street Journal during that month). If two consecutive Purchaser fiscal quarters pass in which no royalties are due under this License and Purchaser reasonably believes no royalties will be due, the obligations pursuant to this Article XI shall terminate. If Purchaser resumes sale of Agilent Branded Products that are subject to royalties, the obligations of this Article XI shall automatically resume.

ARTICLE XII

TERMINATION

12.1 VOLUNTARY TERMINATION. By written notice to Seller, Purchaser may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by Seller. Such notice shall specify the effective date of such termination and shall clearly specify any affected Licensed Marks and Licensed Products.

12.2 SURVIVAL. Any voluntary termination of licenses and rights of Purchaser under Section 12.1 hereof shall not affect Purchaser’s licenses and rights with respect to any Licensed Products made or furnished prior to such termination.

ARTICLE XIII

DISPUTE RESOLUTION

13.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this License through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties’ first tier negotiating teams (as determined by each party’s Director of Intellectual Property (or person holding a similar position or title) or his or her delegate) shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties’ second tier negotiating teams (as determined by each party’s Director of Intellectual Property or his or her delegate) shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 13.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 13.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

13.2 NONBINDING MEDIATION. In the event that any dispute or claim arising out of or related to this License is not settled by the parties within fifteen (15) days after the first meeting of the second tier negotiating teams under Section 13.1 hereof, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 13.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules, and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

13.3 PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 13.3, the parties agree to continue to attempt to resolve any dispute or claim according to the terms of Sections 13.1 and 13.2 hereof during the course of such litigation proceedings under this Section 13.3.

ARTICLE XIV

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ANY OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1 DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE PSA, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL LICENSED MARKS AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR FURNISHED HEREUNDER ARE LICENSED OR FURNISHED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Except as otherwise set forth herein or in the PSA, neither Seller, Agilent, nor any of their Affiliates or Subsidiaries, makes any warranty or representation as to the validity of any Trademark licensed by it to Purchaser or any warranty or representation that any use of any Trademark with respect to any Licensed Product or service will be free from infringement of any rights of any Third Party. Notwithstanding the foregoing, Seller represents that it has the right to grant the licenses to Purchaser herein pursuant to rights granted to Seller by Agilent.

15.2 NO IMPLIED LICENSES. Nothing contained in this License shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this License with respect to the Licensed Marks. Neither party is required hereunder to furnish or disclose to the other any information (including copies of registrations of the Trademarks), except as specifically provided herein or in the PSA.

15.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any of the Licensed Marks or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of the Licensed Marks. Purchaser shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Marks.

15.4 NO OBLIGATION TO OBTAIN OR MAINTAIN MARKS. Neither party, nor any of its Subsidiaries or Affiliates, or Agilent, is obligated to: (a) file any application for registration of any Trademark, or to secure any rights in any Trademarks, (b) maintain any Trademark registration, or (c) provide any assistance, except for the obligations expressly assumed in this License.

15.5 ENTIRE AGREEMENT. This License and the PSA constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent there is a conflict between this License and the PSA between the parties, the terms of the PSA shall govern, provided, however, that the terms of this License shall govern with respect to: (a) Article IX with respect to Confidential Information transferred or disclosed pursuant to this License, (b) Article XI concerning royalties and audits due under this license, (c) Article XII with respect to termination of the licenses granted hereunder, (d) Article XIII concerning dispute resolution, (e) Article XIV solely with respect to intellectual property that is licensed by one party to another party pursuant to this

License, (f) Section 15.7 concerning notice, and (g) Section 15.8 concerning assignment or transfer of rights or obligations arising under this License. In addition, in the event of a conflict between this License and the Trademark Usage Guidelines or the Quality Standards, this License shall prevail.

15.6 SECTION HEADINGS; TABLE OF CONTENTS. The section headings contained in this License are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this License.

15.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

if to Seller:

Argos Acquisition Pte. Ltd.

c/o Silver Lake Partners

2725 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Attention: Kenneth Y. Hao

Fax: (650) 234-2593

with copies to:

Kohlberg Kravis Roberts & Co.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: Adam H. Clammer

Fax: (650) 233-6548

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Peter F. Kerman, Esq.

Anthony J. Richmond, Esq.

Fax: (650) 463-2600

if to Purchaser:

Palau Acquisition Corporation

3975 Freedom Circle

Santa Clara, CA 95054

Attention: Chief Financial Officer

Fax: (604) 415-6240

With copies to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention:	Neil Wolff, Esq.
Michael Okada, Esq.

Fax: (650) 493-6811

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day (as defined in the PSA) following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed.

15.8 NON-ASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this License, without the other party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer any or all of its rights or obligations under this License to one or more Subsidiaries of such party; provided, however, that no such assignment or transfer shall release the assigning party from any of its liabilities or obligations hereunder. Without limiting the foregoing, this License will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

15.9 SEVERABILITY. If any provision of this License shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this License shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

15.10 AMENDMENT; WAIVER; REMEDIES CUMULATIVE. This License, including this provision of this License, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this License, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this License, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this License and the PSA. The waiver by any party hereto of a breach of any provision of this License shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this License are cumulative to, and not exclusive of, any rights or remedies otherwise available.

15.11 COUNTERPARTS. This License may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 15.11, provided that receipt of copies of such counterparts is confirmed.

15.12 THIRD PARTY BENEFICIARY. Agilent is an intended third party beneficiary of the terms that reference Agilent hereunder for the protection of Agilent’s interests in the Licensed Marks.

WHEREFORE, the parties have signed this Trademark License Agreement effective as of the Closing Date first set forth above.

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.	PALAU ACQUISITION CORPORATION

By:	By:
Name:	Name:
Title:	Title:

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